As filed with the Securities and Exchange Commission on December 11, 2001

                                                      Registration No. 333-67426

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                   FORM S-1/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           TENGTU INTERNATIONAL CORP.
                  ---------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
             -------------------------------------------------------
            (State or jurisdiction of incorporation or organization)

                                      6799
             -------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   77-0407366
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

          206-5050 Kingsway, Burnaby, B.C., Canada V5H 4H2 604-438-9827
          -------------------------------------------------------------
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                          Guzov, Steckman & Ofsink, LLC
                         600 Madison Avenue, 22nd Floor
                               New York, NY 10022
 -------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)

    From time to time after the effective date of this Registration Statement
   --------------------------------------------------------------------------
        (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.





                         CALCULATION OF REGISTRATION FEE

      TITLE OF EACH CLASS          AMOUNT TO BE        PROPOSED MAXIMUM              PROPOSED MAXIMUM          AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED(1)    OFFERING PRICE PER UNIT (3)  AGGREGATE OFFERING PRICE   REGISTRATION FEE
---------------------------     ------------------- --------------------------   ------------------------   ----------------
Common Stock, $.01 par
value(2)...................         22,186,978                $1.49             $33,058,597                     $8,264.65



(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Representing shares of our common stock, par value $.01 per share, to be registered pursuant to the terms of registration rights agreements executed in connection with the following transactions: (i) 13,260,669 shares of common stock issued to certain qualified investors in a private placement closed on June 14, 2001, (ii) 502,601 shares of common stock issued to qualified Private Placement investors subsequent to the closing of the Private Placement pursuant to certain extension agreements, (iii) 6,870,863 shares of common stock issued to Orion Capital Incorporated upon conversion by Orion, concurrently with the closing of the Private Placement, of certain debentures dating from December 2000 and March 2001, (iv) 333,333 shares of common stock issued to Orion in exchange for funds advanced to the Company, and (v) 1,219,512 shares of common stock issued to Bestler International Limited for the benefit of an accredited investor, in exchange for funds invested in the Company. See "Selling Securityholders."

(3) We estimated the price of our shares in accordance with Rule 457(c) in order to calculate the registration fee, which we have already paid.




         We are filing this post-effective amendment to our registration statement in order to make the following disclosures and for the following reasons:

1. Hecht & Associates, P.C., our counsel with respect to the original preparation and filing of this registration statement, as well as pre-effective amendment No. 1 to this registration statement, withdrew as our counsel.

2. Hecht & Associates, P.C. has asserted in writing that the reason for its withdrawal as our counsel is that we owe it approximately $130,000 in legal fees and interest on unpaid legal fees which have not been paid. Hecht & Associates, P.C. has advised that it may seek to commence a legal action against us to recover the legal fees and interest it asserts that it is owed by us.

3. We filed pre-effective amendment No. 2 to this registration statement without the assistance of counsel.

4. Because it withdrew as our counsel, Hecht & Associates, P.C. has withdrawn its consent to the use of its August 10, 2001 opinion letter as an exhibit to this registration statement and has requested that we delete references to it which would indicate that it is our current counsel or was our counsel with respect to pre-effective amendment No. 2 to this registration statement.

5. The August 10, 2001 opinion letter by Hecht & Associates, P.C. annexed to the original filing of this registration statement, as well as pre-effective amendments No. 1 and No. 2 contained a typographical error in that it addressed only 1,722,113 shares of our common stock while this registration statement covers 22,186,978 shares of our common stock. The December 7, 2001 opinion of Guzov, Steckman & Ofsink, LLC has been substituted for the opinion of Hecht & Associates, P.C.


                                   PROSPECTUS

                        22,186,978 SHARES OF COMMON STOCK

                           TENGTU INTERNATIONAL CORP.

         The selling securityholders listed on page 13 are offering up to 22,186,978 shares of our common stock.

         We are registering these shares as required by registration rights agreements we executed with each of the shareholders, and we will not receive proceeds from resales of these shares by the shareholders.

         Our common stock trades on the over-the-counter Bulletin Board under the symbol "TNTU."

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is December 7, 2001.

                                TABLE OF CONTENTS

                                     PART I

Table of Contents..............................................................3

Prospectus Summary.............................................................4

Risk Factors...................................................................6

Use of Proceeds...............................................................13

Determination of Offering Price ..............................................13

Dilution .....................................................................13

Selling Security Holders .....................................................13

Plan of Distribution .........................................................14

Description of Securities to Be Registered....................................15

Interests of Named Experts and Counsel........................................16

Information with Respect to the Registrant ...................................17

           (a)  Description of Business ......................................17

           (b)  Description of Property ......................................26

           (c)  Legal Proceedings ............................................26

           (d)  Market Price of and Dividends on the
                Registrant's Common Equity and Related
                Stockholder Matters ..........................................26

           (e)  Index to Financial Statements and
                Financial Statements .....................................F-1-28

           (f)  Selected Financial Data ......................................28

           (g)  Supplementary Financial Information...........................28

           (h)  Management's Discussion and Analysis
                of Financial Condition and Results
                of Operations.................................................29

           (i)  Changes in and Disagreements with
                Accountants on Accounting and Financial
                Disclosure....................................................36

           (j)  Quantitative and Qualitative Disclosures
                about Market Risk.............................................37

           (k)  Directors and Executive Officers..............................38

           (l)  Executive Compensation........................................40

           (m)  Security Ownership of Certain Beneficial
                Owners and Management.........................................43

           (n)  Certain Relationships and Related Party
                Transactions..................................................44

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities................................................45


                                     PART II
                          (not included in prospectus)

Other Expenses of Issuance and Distribution ..................................46

Indemnification of Directors and Officers ....................................46

Recent Sales of Unregistered Securities ......................................46

Exhibits and Financial Statement Schedules ...................................48

Undertakings .................................................................51

                               PROSPECTUS SUMMARY

         The following is only a summary of the pertinent information regarding this offering, so you should read the whole prospectus before making an investment decision.

The Offering

Common Stock
Offered                           22,186,978 shares

Common Stock Outstanding
Prior to this Offering            47,341,838 shares

Common Stock Outstanding
After this Offering               47,341,838 shares

Material Risk Factors             Because an investment in our company involves
                                  a high degree of risk, please carefully review the section entitled "RISK FACTORS".

                                   THE COMPANY

           We are a Delaware corporation that operates in mainland China and Hong Kong through a joint venture and several subsidiaries. Our primary business operations are:

         -- to develop and market educational software for Chinese grade schools, middle schools and high schools

         -- to develop the China Broadband Education Resource Centre in conjunction with the Chinese government, which is to be a website that Chinese schools can subscribe to and download educational software and materials

         -- to market and sell computer hardware and perform computer systems integration services for Chinese schools, and

         --       to provide animation and multimedia services in China.


         Our principal offices are located at 206-5050 Kingsway, Buraby, B.C., Canada M5H 4H2, and our phone number is 604-438-9729.



                              THE PRIVATE PLACEMENT

         On June 14, 2001, we sold 13,260,669 shares of common stock to non-U.S. investors in a private placement. We gave each investor registration rights in connection with the sale, and we are now registering those shares in accordance with the registration rights agreements.

         Concurrently with the private placement, one of our lenders, Orion Capital Incorporated, converted its two loans to us into 6,870,863 shares of our common stock. We gave Orion registration rights for these shares in the original loan agreements, and we are now registering the shares in accordance with those agreements.

         On August 10, 2001, we sold 502,601 more shares of common stock, with registration rights, to investors who previously purchased shares in the private placement, and we are now registering those shares.

         On August 2, 2001, we sold 1,219,512 shares of common stock, with registration rights, to a non-U.S. investor, and we are now registering those shares. See "SELLING SECURITYHOLDERS."


                             SUMMARY FINANCIAL DATA

         This information comes from our audited consolidated financial statements included elsewhere in this prospectus.



                                             12 MONTHS ENDED
                              ---------------------------------------------
                              JUNE 30, 2001   JUNE 30, 2000   JUNE 30, 1999
                              --------------  -------------   -------------

Total Assets                    $9,230,768     $ 2,407,842    $ 1,911,912
Total Sales                      6,213,450         358,026        624,121
Income (loss) from                 104,266      (4,701,285)    (1,886,399)
Continuing Operations
Income (loss) from Continuing         .004            (.23)          (.10)
  Operations per Common Share
Dividends Declared per                   0               0              0
  Common Share

         All financial information, dollar amounts and references to "$" in this prospectus are in U.S. dollars. References to "RMB" are to the Chinese Renminbi. As of December 10, 2001, RMB 1= $.120817.

                                  RISK FACTORS

         You should carefully consider the specific factors set forth below before making an investment in our stock.

BECAUSE WE HAVE ONLY BEEN AN OPERATING BUSINESS FOR A SHORT TIME, IT MAY BE DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS

         While we were organized in May, 1988, we have only been an operating company since May, 1996. See "BACKGROUND INFORMATION ON THE COMPANY AND ITS SUBSIDIARIES -- ORGANIZATIONAL HISTORY." Therefore, it may be difficult to properly evaluate our business and prospects. We are subject to all of the business risks associated with a new enterprise, including risks of unforeseen capital requirements, failure of market acceptance of our products and failure to establish and maintain business relationships. Any of these factors could cause our business to fail, and you may lose all or part of your investment.

WE HAVE HAD SIGNIFICANT OPERATING LOSSES FOR THE FISCAL YEARS 2000 AND 1999, AND THESE OPERATING LOSSES MAY CONTINUE, WHICH MAY CONSUME OUR CASH RESERVES

         We experienced sustained significant operating losses for the fiscal years ended June 30, 2000 and 1999, and the continuation of these losses could consume our cash reserves. The majority of our research, development and engineering activities are dedicated to the development of new software. As a result, we are not generating sufficient revenue from the sales of our existing products to cover (i) the expenses associated with the development of new products or (ii) the costs of distribution, which in the case of our Total Solution product requires the training of teachers and installers in China. See "THE BUSINESS OF THE COMPANY-TENGTU UNITED".

         For the year ended June 30, 2001, we had net income of $104,266. For the year ended June 30, 2000, we had a net loss of $4.7 million, and for the year ended June 30, 1999, we had a net loss of $1.9 million. Even if sales of our products or products that we distribute greatly increased, there is no assurance that our profits would be sufficient to offset our development and related costs.

WE HAVE BEEN IN DEFAULT ON OUR COMMITMENT TO FUND OUR TENGTU UNITED JOINT
VENTURE

         We have a 57% ownership interest in Beijing Tengtu United Electronics Development Co., Ltd., our joint venture with Beijing Tengtu Culture & Education Development Co., Ltd., which we refer to as Tengtu China. A major consideration for our 57% ownership interest in the Tengtu United joint venture was our commitment to provide $12 million in funding to the joint venture. As of June 30, 2001, we had only furnished $10.9 million of the commitment, and we have only recently funded the remaining balance. Due to our earlier operating losses and the lack of proper funding to Tengtu United, it was being funded by Tengtu China and one of its stockholders. This stockholder is controlled by Zhang Fan Qi, one of our directors. See "THE BUSINESS OF THE COMPANY-TENGTU UNITED." We can give no assurance that Zhang Fan Qi or Tengtu China will fund Tengtu United if we do not promptly satisfy our funding commitments to Tengtu United in the future. If Tengtu United has no funding, then our ability to operate in the Chinese educational market, including our participation in the China Broadband Education Resource Centre project, would be materially and adversely affected.

WE WILL NEED A SIGNIFICANT AMOUNT OF CAPITAL TO SUPPORT OUR NEW PRODUCT DEVELOPMENT AND SERVICES, WHICH WE DO NOT CURRENTLY HAVE

         We expect to have significantly increased operating expenses and capital expenditures in the future to support our new product development and services, which will require additional capital that we do not have. In the near future, these expenses will primarily be as a result of the following:

         (1) increased research and development to keep our existing educational software products competitive, and developing new products for the rapidly changing Chinese educational market;

         (2) expansion of direct distribution of products related to our Total Solution product and Microsoft China products in China, and expansion of our products in Hong Kong and then Southeast Asia;

         (3) our plan to attempt to become an Application Service Provider/Internet Service Provider through the China Broadband Education Resource Centre (see "THE BUSINESS OF THE COMPANY-TENGTU UNITED"); and

         (4) our plan to make our subsidiary, TIC Beijing Digital Pictures Co., Ltd., into a profitable producer of animation and educational digital products, rather than a provider of post-production technical services.

Our research and development costs for the years ended June 30, 2001, 2000 and 1999 were minimal, primarily as a result of insufficient capital.

LEGAL UNCERTAINTIES IN THE CURRENT CHINESE LEGAL ENVIRONMENT COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS

         As a small company operating almost exclusively in China, uncertainties in the Chinese legal environment could adversely affect our business and prospects. The Chinese legal system is based on written laws rather than legal cases, and new laws are issued on an ongoing basis. On December 29, 1993, the National People's Congress issued a new Company Law that governs companies such as our subsidiaries and joint venture and their respective directors, shareholders and participants. Because the Company Law and the regulations that go with it are relatively new, their interpretation and enforcement are somewhat uncertain. Therefore, the enforceability of our various business arrangements, contracts and actions, is also somewhat uncertain, such as:

         (1) the enforceability of the provisions of our strategic alliance with Microsoft China (see "THE BUSINESS OF THE COMPANY-TENGTU UNITED");

         (2) the enforceability of the co-production agreements of our TIC Beijing subsidiary (see "THE BUSINESS OF THE COMPANY-TIC BEIJING");

         (3) the legal effect and scope of our various business licenses (see "THE BUSINESS OF THE COMPANY-TENGTU UNITED"); and

         (4) the nature and extent of our participation in the China Broadband Education Resource Centre.

Also, at the present time Chinese governmental policies have become more important than rules of law. These governmental policies, however, can change rapidly and could adversely affect our operations in China. In view of these uncertainties, we have not retained Chinese counsel to pass on these matters.

LACK OF FUNDING FOR INFORMATION TECHNOLOGY INFRASTRUCTURE IN CHINESE SCHOOLS COULD MAKE THE USE OF OUR SOFTWARE PRODUCTS IMPOSSIBLE

         At the present time, many PRC schools, especially those in rural areas, do not have sufficient funds to purchase the computers or establish local area networks to use our software products. In addition, the PRC central government, and most of the provincial and local governments, are unwilling to raise taxes to fund such infrastructure investments. As a result, Tengtu China, our joint venture partner, has consulted with the Chinese national government on the development and implementation of a program through which the national government, together with the provincial and local governments, will fund approximately 50%-60% of these costs. See "THE BUSINESS OF THE COMPANY-CURRENT TENGTU UNITED BUSINESS DEVELOPMENTS." Chinese banks have advised us on an informal basis that bank financing will be available for the difference, if the banks are satisfied that they will be repaid. The central government has also recently authorized certain provinces and local governments to assess an annual information technology use fee, per student, on the parents of school children. We and the PRC central government believe that Chinese families have sufficient funds and motivation to pay this fee, particularly in light of the one child per family rule in China. Lack of funding for infrastructure would have a material adverse effect on sales of our educational software products and participation in the China Broadband Education Resource Centre website.

LACK OF TRAINING IN THE USE OF INFORMATION TECHNOLOGY INFRASTRUCTURE IN CHINESE SCHOOLS COULD ADVERSELY AFFECT SALES OF OUR PRODUCTS

         Schools that already have the necessary infrastructure cannot use of our software products without appropriate teacher training. The PRC central government has begun a program to train teachers from rural areas on computer use, including the use of our Network Classroom product. See "THE BUSINESS OF THE COMPANY-TENGTU UNITED". If the central government discontinues this program for any reason, there will be an insufficient number of trained teachers to operate the Network Classroom and/or teach other teachers at their schools on how to operate the Network Classroom, which would adversely affect our sales of educational software. Microsoft China has also agreed to provide training in connection with our distribution of their products. However, to date Microsoft China has not begun such training.

THE LOSS OF OUR CONTRACTS IN CHINA COULD ADVERSELY AFFECT OUR CHINESE
OPERATIONS

         All government contracts for the use of educational software in Chinese schools must be with other Chinese governmental entities or Chinese-owned entities. Therefore, we conduct almost all of our operations in China through our Chinese subsidiaries and the Tengtu United joint venture. The PRC Ministries of Information Technology and Education are responsible for administering our contracts. Changes in governmental policies and changes in key personnel at these ministries could adversely affect our ability to maintain and/or renew our contracts. Without these contracts we would be unable to operate our businesses as they are currently conducted and would need to negotiate new arrangements to continue participation in the PRC educational market. There can be no assurance that new arrangements can be negotiated.

OUR JOINT VENTURE PARTNER'S ELECTRONIC PUBLISHING LICENSE HAS NOT BEEN RENEWED, WHICH COULD ADVERSELY AFFECT OUR JOINT VENTURE OPERATIONS

         Our joint venture partner in the Tengtu United joint venture was granted an electronic publishing license by the Chinese Bureau of News on December 1, 1998. The license is essential for the successful operation of the joint venture. See "THE BUSINESS OF THE COMPANY-TENGTU UNITED". It is a one year license and is renewable each year upon approval from the PRC government. A renewal for 2001 was granted. There is no guarantee that the license will be renewed in the future. In the event that the license is not renewed, we would not be able to make retail sales of books, CD ROM's and tapes in the PRC retail market unless we are able to obtain access to another license. Sales of our Total Solution and related products to the PRC K-12 schools would be unaffected. While we plan to expand into the retail market in the future, our current activities in the retail market are minimal.

         The failure to obtain a renewal of the electronic publishing license would prevent us from providing educational information and e-business content through the China Broadband Education Resource Center and therefore, from deriving any revenues from CBERC user fees for electronically published content. See "THE BUSINESS OF THE COMPANY -- CURRENT TENGTU UNITED BUSINESS DEVELOPMENTS." We expect that these user fees will be a major source of our revenues in the future. However, because the PRC Ministry of Education, our partner in the establishment of the CBERC, also has an electronic publishing license, it is likely that we would be permitted to use that license in the event our joint venture partner's license is not renewed.

FAILURE OF FUNDING FOR OUR GOVERNMENT CONTRACTS WILL ADVERSELY AFFECT SALES OF OUR PRODUCTS

         The PRC Ministry of Education has entered into a cooperation agreement known as the "Relief for Disadvantaged Regions Project" under which the government is obligated to direct PRC schools to purchase 7,000 units of our Total Solution product. We also have another government contract under which we will install 10,000 to 17,000 Total Solutions by March 2002. See "THE BUSINESS OF THE COMPANY--CURRENT TENGTU UNITED BUSINESS DEVELOPMENTS." There can be no guarantee that these contract commitments will continue or that the necessary government funds will be made available to fund these contacts.

OUR CURRENT BUSINESS ALLIANCES COULD ADVERSELY AFFECT OUR REVENUES

         We have business alliances that may require us and our partners to share revenues and expenses from joint activities, or for us to grant our partners licenses to manufacture, market and sell our products. See "THE BUSINESS OF THE COMPANY-TENGTU UNITED". Although we get certain benefits from these alliances, the sharing of revenues may have a negative effect on our results of operations.

WE HAVE LIMITED EXPERIENCE IN DIRECTLY SELLING AND MARKETING OUR PRODUCTS AND MAY NOT BE ABLE TO EXPAND AND SUPERVISE A DIRECT SALES AND MARKETING FORCE THAT CAN MEET OUR CUSTOMERS' NEEDS

         We have limited experience in direct marketing, sales and distribution of products. The PRC central government is currently either purchasing the Total Solution directly or directing provincial and local governmental to do so. The educational software market is new and developing in the PRC. Our future profitability will depend on our ability to expand and supervise a direct sales and marketing force, or hire distributors to sell our products and services. If the PRC government ceases to assist in the marketing and sale of our products, we may not be able to attract and retain qualified salespeople or be able to build an efficient and effective sales and marketing force. Failure to attract or retain qualified salespeople or to build an efficient and effective sales and marketing force in the PRC could negatively impact sales of our products, thus reducing our revenues and profitability.

THE LACK OF INTELLECTUAL PROPERTY PROTECTION AND ENFORCEMENT MECHANISMS IN CHINA COULD ADVERSELY AFFECT OUR BUSINESS

         The Business Software Alliance estimated in 1999 that 91% of the software used in China was stolen. We believe that software piracy is currently largely confined to the market for individuals and families, because Chinese governmental agencies insist on the use of only authorized products. The Chinese Ministry of Education, as well as the provincial education departments, have the right to audit school districts and individual schools. The Ministry of Education has advised us that if it finds that a school is utilizing an unauthorized version of a designated software program, it will cut off information technology funding to that school. However, we believe that there is a lack of sufficient law enforcement and regional protection, and therefore there can be no guarantee that software piracy will not continue to be a major problem.

         Also, recently we learned that Microsoft China was selling certain products in China in violation of our strategic alliance with them. See "THE BUSINESS OF THE COMPANY-TENGTU UNITED". Although we have taken steps to ensure that we are the exclusive distributor of these products in the Chinese market, we have no assurance that this will not happen again or that our other products will not be pirated and resold.

THE MARKETS WHERE WE OPERATE ARE HIGHLY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

         A large number of companies are developing and selling products in the Chinese educational software market, including IBM China, Novell China and companies marketing Linux based programs. We believe we are the leaders in the market at this time, but we may not be able to maintain our position due to our lack of capital. We expect the educational software market to continue to change rapidly, and we expect competition to intensify as technological advances are made. Many of our competitors have much greater resources and capabilities than we do for developing, manufacturing and marketing products. In order to remain competitive, we must improve our existing products and develop new products for the market, of which there is no assurance.

         Our TIC Beijing subsidiary competes with other producers of animation. Because the cost of computerized animation tools has decreased, there are many small companies that produce animation at a lower cost than TIC Beijing. TIC Beijing has taken steps to reduce its costs (see "THE BUSINESS OF THE COMPANY-TIC BEIJING"), but it will need additional capital to continue its current production projects. It may not be able to raise this capital. TIC Beijing also competes with large producers of animation such as Walt Disney & Co., who are more experienced and better financed. If TIC Beijing is unable to operate profitably, it will not be able to compete in the animation market.

POSSIBLE COLLECTION AND PAYMENT PROBLEMS IN CHINA

         Some U.S.-based companies engaged in business in the PRC have had problems in collecting money and/or getting money out of China. We believe that because education is such a high priority under the current political environment, payment for our products and services should not be a problem. To expedite more prompt payment, we have set up a joint task force with a division of the PRC central government. However, if the political climate changes, we may be unable to promptly collect for our products or services, which could materially and adversely affect our operations.

THE LOSS OF OUR KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO DO BUSINESS IN CHINA

         Because of the specialized, technical nature of our business, we are highly dependent on the continuing services of Pak Kwan Cheung, our Chief Executive Officer and Chairman, Jing Lian, a vice president and director, and Zhang Fang Qi, a director. These individuals are key to our ability to successfully do business in the PRC, and the loss of any of these persons could have an adverse effect on our business. We have no key man insurance. In addition, the success of our business strategy will depend on successfully recruiting and retaining highly skilled and experienced programmers, managers and other personnel who can function effectively in the PRC. In some cases, the market for these skilled employees is highly competitive. We may not be able to retain or recruit such personnel, which could materially and adversely affect our business.

CERTAIN CURRENT STOCKHOLDERS OWN A LARGE PORTION OF OUR VOTING STOCK, WHICH COULD INFLUENCE DECISIONS THAT WOULD ADVERSELY AFFECT NEW INVESTORS

         Our officers, directors and affiliates own or control approximately 16.5% of our common stock, with Pak Kwan Cheung, our Chairman and Chief Executive Officer, controlling approximately 8.8%. Orion Capital Incorporated owns approximately 22.9% of our common stock. These stockholders may be able to influence our management and affairs through their ownership of stock. Matters that typically require stockholder approval include (i) the election of directors, (ii) mergers or consolidations, and (iii) sales of all of our assets. These shareholders could also prevent another person from acquiring control of the Company, even if such change would increase the price of our common stock and allow you to sell your shares at a higher price.

WE HAVE ISSUED OPTIONS, WARRANTS AND RESTRICTED SECURITIES THAT MAY DILUTE OUR SHAREHOLDERS AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         As of October 30, 2001 we had the following securities and convertible loan outstanding:

         (1) 2,796,800 warrants, 1,500,000 of which have an exercise price of $2.00, which increases to $4.00 after December 21, 2002. 1,100,000 of these warrants were issued to Swartz Private Equity, L.L.C., but we have taken the position that these warrants are void and unenforceable. See "LEGAL PROCEEDINGS."

         (2) 2,457,000 options with exercise prices ranging from $.218 to $.968.

         (3) $1,500,000 loan convertible into common stock. Each $1.00 is convertible into one share until December 17, 2001, which increase to $2.00 and then $4.00 for the next two years.

         If the holders of these instruments convert them into common stock, it will dilute the percentage ownership interest of our current shareholders. It may also depress to price of our stock, which may cause new investors or lenders to reconsider investing in us and thus adversely affecting our financing efforts.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS FLUCTUATE WIDELY, WHICH MAY ADVERSELY IMPACT MANAGEMENT'S ABILITY TO MAKE ACCURATE PROJECTIONS

         Our quarterly and annual operating revenues, expenses, and operating results may fluctuate. They have varied widely in the past, and we expect they will continue to fluctuate in the future. Fluctuations in quarterly and annual results may adversely impact management's ability to accurately project the available revenue necessary for growing our sales and revenue through internal funding. Because we have a limited operating history and our future operating results may be below the expectations of securities analysts and investors, the market price of our common stock may decline.

WE DO NOT EXPECT TO PAY CASH DIVIDENDS

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future.

THERE IS A LIMITED TRADING MARKET FOR OUR STOCK, WHICH COULD ADVERSELY AFFECT YOUR ABILITY TO SELL YOUR SHARES

         Our common stock is traded on the over-the-counter Bulletin Board and therefore has only a limited trading market. We do not know if a more active trading market will ever develop. You may be unable to sell your shares due to our limited trading market.

         In addition, broker-dealers who recommend our common stock to people who are not established customers or qualifying investors must follow special sales procedures, including getting the purchaser's written consent prior to the sale. Our common stock is also subject to the "penny stock" rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements usually use terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or similar words. Our actual financial condition, operating results and business performance may differ substantially from what we project or estimate in forward-looking statements. These differences may be caused by a variety of factors, including:

         --       adverse economic conditions
         --       intense competition or new competitors
         --       insufficient financing
         --       variations in costs that are beyond our control
         --       adverse government regulation
         --       lower sales and net income, or higher net losses than
                  forecasted
         --       inability to raise prices
         --       failure to obtain new customers
         --       fluctuation or volatility of our operating results and
                  financial condition
         --       inability to carry out marketing and sales plans
         --       loss of key executives

WE HAVE NOT AUTHORIZED ANYONE, INCLUDING ANY DEALERS OR SALES REPRESENTATIVES, TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT THIS OFFERING, OTHER THAN THE INFORMATION DESCRIBED IN THIS PROSPECTUS. IF ANYONE DOES SO, YOU MUST NOT RELY ON IT AS HAVING BEEN AUTHORIZED BY US.

THERE MAY BE CHANGES IN OUR AFFAIRS AFTER THE DATE OF THIS PROSPECTUS, SO THE INFORMATION IN THIS PROSPECTUS MAY NOT BE CORRECT AS OF ANY LATER DATE. THE FACT THAT A PROSPECTUS HAS BEEN DELIVERED TO YOU OR A SALE HAS BEEN MADE DOES NOT CHANGE THIS FACT.



                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by the selling shareholders of the shares offered under this prospectus.

                         DETERMINATION OF OFFERING PRICE

         The shares we are registering will not be sold by us, and are therefore being sold at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is traded on the over-the-counter Bulletin Board under the symbol "TNTU." On December 7, 2001 the reported closing price for our common stock on the over-the-counter Bulletin Board was $.95.

                                    DILUTION

         Dilution is the amount by which the offering price you pay for stock exceeds the net tangible book value per share of the stock after the offering. There is no increase to the net tangible book value of our shares from this offering because we will not receive any proceeds from these sales.

                            SELLING SECURITY HOLDERS

         The shares we are registering under this prospectus constitute approximately 47% of our outstanding common shares as of September 30, 2001 and may be sold by the shareholders listed below.

         On June 14, 2001, we closed the sale of 13,260,669 shares of common stock in a private placement to certain qualified investors for an aggregate purchase price of $3,978,200. The issuance of these shares was accomplished in reliance upon Regulation S promulgated under the Securities Act, based upon the fact that each of the investors was a non-U.S. person as defined under the Securities Act. In connection with the closing of the private placement, we executed Investor Rights Agreements with each investor granting registration rights for the shares purchased. We are now registering these shares in accordance with those agreements.

         Concurrently with the closing of the private placement, Orion Capital Incorporated converted all its debentures, dating from December 2000 and March 2001, and accrued interest thereon, into 6,870,863 shares of our common stock. Pursuant to an earlier Investor Rights Agreement with Orion and in connection with the Orion conversion, we granted registration rights for the shares acquired by Orion. We are now registering these shares in accordance with those agreements. Orion previously was issued 333,333 shares of common stock in exchange for funds advanced to us, and these shares are also being registered under this registration statement.

         On August 10, 2001, we closed the sale of 502,601 shares of common stock to investors who participated in the June 14 private placement for $618,200. The additional investors executed Extension Agreements granting registration rights for the new shares consistent with the registration rights granted for the private placement shares. These shares are being registered under this registration statement.

         On August 2, 2001, we closed the sale of 1,219,512 shares of common stock to Bestler International Limited for the benefit of an accredited investor for $1,500,000. The investor was granted registration rights in connection with his investment and those shares are being registered under this registration statement.

         The notes to the table below specify (i) any beneficial ownership of our common stock, other than the shares we are registering, or any other of our securities as of the date of this prospectus and (ii) any relationship between us, any predecessor or affiliate, and any specified shareholder within the past three years.

NAME                                                NUMBER OF SHARES
----                                                ----------------

EnterVest Portfolios International Inc.                  1,666,667
David Mirvish                                              333,334
577203 Ontario Limited                                     100,000
Gordon Currie                                              166,667
Stephen and Ilda Howard                                    414,635
Arthur Fogel                                               166,667
Gerald Barad                                               166,667
1201586 Ontario Limited                                    233,334
Peter Soumalias                                            166,667
Northfield Capital Corporation                           2,271,333
John McBride                                               416,000
Victoria Ross                                              690,000
Bixbie Financial Corp.                                     166,667
One Oak Investments Inc.                                 1,666,666
Contender Management Ltd.                                  467,650
Far End Corporation                                        467,000
Cameron Capital Corporation                                873,983
Orion Capital Incorporated(1)                           10,537,529
Bestler International Limited(2)                         1,219,512
                                                     -------------
                                            Total       22,186,978


--------

(1) Orion also owns (i) 187,506 shares of common stock acquired under a consulting agreement with us and (ii) 91,200 shares purchased in the open market. The consulting agreement provides Orion with monthly installments of stock prior to December 2003. Orion is also the holder of 70,000 shares of common stock pledged to it as security for a loan it made to one of our officers and directors, who is the record and beneficial owner of the shares. Orion and its principal, William Ballard, disclaim beneficial ownership as to these shares.

(2) Record Owner

                              PLAN OF DISTRIBUTION


         The shareholders may sell the common stock directly or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals. The shareholders may distribute the common stock in one or more of the following methods:

         (a) ordinary brokers transactions, which may include long or short sales;

         (b) transactions involving cross or block trades or otherwise on the open market;

         (c) purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

         (d) "at the market" to or through market makers or into an existing market for the common stock;

         (e) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

         (f) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

         (g) any combination of the above, or by any other legally available means.

         In addition, the shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock, or options or other transactions that require delivery by broker-dealers of the common stock.

         Brokers, dealers, underwriters or agents may be compensated by discounts, concessions or commissions from the shareholders and/or the purchasers of common stock (which compensation may be in excess of customary commissions).

         We do not know of any arrangements between the shareholders and any broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

         We and the shareholders and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

           Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

         We cannot assure you that the shareholders will sell any of their shares of common stock.

         In order to comply with the securities laws of certain states, if applicable, the shareholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shareholders may not sell or offer the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have agreed to indemnify the shareholders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.



                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

           We are authorized to issue 100,000,000 shares of our $.01 par value per share common stock, of which 47,341,838 shares were issued and outstanding as of September 30, 2001. Our common stock has the following characteristics:

           1. Voting Rights - each share of our common stock is entitled to one vote at a meeting of shareholders. Pursuant to our Certificate of Incorporation and By-Laws, a majority of the votes present, in person or by proxy, are necessary to take action; except that any "Business Combination Transaction" requires a vote of 80% of all outstanding shares. "Business Combination Transaction" is defined in our Certificate of Incorporation as:

                     (a) any merger or consolidation of the Corporation or any Subsidiary with (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

                     (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, of any of our assets or our subsidiaries' assets constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

                     (c) the issuance or transfer by us or any of our subsidiaries (in one transaction or a series of transactions) of any of our securities, or the securities of a subsidiary, to, or proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

                     (d) the adoption of any plan or proposal for our liquidation or dissolution, or any spin-off or split-up of any kind of us or any subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

                     (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of us with any subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of the Corporation or any Subsidiary or (ii) any class of our securities or those of any subsidiary convertible into our equity securities or those of any subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

           2. Liquidation Rights - pursuant to our Certificate of Incorporation, on any dissolution, liquidation or winding up of our affairs, after there shall have been paid to or set aside for the holders of all outstanding shares of preferred stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all of our remaining assets will be available for distribution to its common stock holders. Presently, we do not have any shares of preferred stock outstanding.

           3. Preemption Rights - there are no preemption rights with respect to our common stock.

           4. Liability to Further Calls or Assessment by the Registrant and for Liabilities of the Registrant Imposed on its Stockholders under State Statutes - under Delaware law, our common stock is non-assessable. Therefore, once our stock is paid for, there can be no further calls or assessment by us for our liabilities.

           5. Transfer Agent - the transfer agent for our common stock is U.S. Stock Transfer Corp., 1745 Gardena Avenue, Glendale, CA 91204-2991.

TOP EAGLE WARRANTS

         In connection with its purchase from us of a $1.5 million Debenture on December 23, 1999, Top Eagle Holding, Ltd., received a warrant giving it the right to purchase 1,500,000 shares of our common stock at $2.00 per share until December 21, 2001 and $4.00 per share thereafter until December 17, 2002. The warrant shall become void on December 17, 2002 and contains anti-dilution provisions.

SWARTZ WARRANTS

         Pursuant to an Investment Agreement we entered into with Swartz Private Equity, L.L.C., Swartz is the holder of warrants to purchase our common stock. As consideration for making its financing commitment to us, Swartz was issued a commitment warrant on October 27, 2000 to purchase 1,200,000 shares of our common stock initially exercisable at $1.231 per share until October 27, 2005. The commitment warrant has an exercise price reset provision. At each six month anniversary of issuance of the commitment warrant, we are to calculate a "reset price" which is equal to the average closing price of our common stock for the five trading days preceding each six month anniversary date. The exercise price is to be the lower of the initial exercise price or the lowest reset price which has been calculated to date. We have taken the position that these warrants and the Investment Agreement are void and unenforceable. See "LEGAL PROCEEDINGS."




                     INTERESTS OF NAMED EXPERTS AND COUNSEL

EXPERTS

         Our Financial Statements included in this registration statement have been audited by Moore Stephens, P.C., 331 Madison Avenue, New York, New York 10017, independent certified public accountants, to the extent, and for the periods set forth in their reports thereon, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

COUNSEL

           The following common stock and options to purchase our common stock are held by Hecht & Associates, P.C. and its principals and attorneys as at September 28, 2001. Hecht & Associates, P.C., the successor firm to Hecht & Steckman, P.C. Hecht & Associates, P.C. was our counsel with respect to the original preparation and filing of this registration statement, as well as pre-effective amendment No. 1 to this registration statement. Hecht & Associates, P.C. withdrew as our counsel prior to the filing of pre-effective amendment No. 2 to this registration statement. Hecht & Associates, P.C. has asserted in writing that the reason for its withdrawal as our counsel is that we owe it approximately $130,000 in legal fees and interest on unpaid legal fees. Hecht & Associates, P.C. has advised that it may seek to commence a legal action against us to recover the legal fees and interest it asserts that it is owed by us.


         We prepared and filed pre-effective amendment No. 2 to this registration statement, filed on November 14, 2001, as well as this post-effective amendment No. 1, except that we retained new counsel to render the legal opinion annexed hereto as Exhibit 5.1.

Stock Ownership

Charles J. Hecht, Esq. -                   74,600
Staff & Attorneys -                         1,000
                                          -------
Total Stock                                77,600

Options Outstanding*

Hecht & Associates, P.C. -                167,542 - strike price $.285
Hecht & Associates, P.C. -                216,817 - strike price $.669
Hecht & Associates, P.C. -                114,166 - strike price $.191
                                          -------
Total Options                             397,000

* After adjustments for subsequent issuances of common stock below fair market value and the existing strike price.

                   INFORMATION WITH RESPECT TO THE REGISTRANT



(a)  DESCRIPTION OF BUSINESS

BACKGROUND INFORMATION ON THE COMPANY
AND ITS SUBSIDIARIES

ORGANIZATIONAL HISTORY

           We are now known as Tengtu International Corp. We were incorporated on May 6, 1988, in the State of Delaware, under the name of Galway Capital Corporation. We were formed as a development stage enterprise for the purpose of seeking potential business ventures. Other than our activities in seeking potential business ventures, we ceased operations during fiscal year 1990 -1991, and were inactive until May, 1996. On August 20, 1993, we changed our name to Tower Broadcast, Inc. in order to search for a suitable merger or reorganization candidate. On March 20, 1996, under the name Tower Broadcast, Inc., we were cleared by the National Association of Securities Dealers for an unpriced quotation on the over-the-counter Bulletin Board. We sought such clearance because successful negotiation of one or more acquisition or joint-venture opportunities seemed imminent and management foresaw a resultant need to raise capital.

           On May 24, 1996, in connection with a change in management, we changed our name to Tengtu International Corp. This name change was accomplished to reflect our intended business direction and affiliation with certain Chinese firms in the Chinese educational software industry. In the Chinese language, "Teng" is a verb meaning "to grow, carry out or execute properly" and "tu" is a noun generally meaning a "vision."

           There have been several changes in our management and control from the time of our formation in 1988. We were incorporated by Patrick C. Brooks and our initial management and directors consisted of Patrick and Stephanie Brooks. Patrick and Stephanie Brooks continued in their positions until February, 1995. On February 16, 1997, Patrick Brooks resigned as a director and President and Chief Financial Officer, and Stephanie Brooks resigned as a director and Secretary. On the same date, Mark DiSalvo became a director and President and Chief Financial Officer, and Leah DiSalvo became a director and Secretary. On January 16, 1996, William Pierce was also elected as a director.

           On May 31, 1996, Mark DiSalvo resigned as a director and President and Chief Financial Officer, Leah DiSalvo resigned as a director and Secretary and William C. Pierce resigned as a director. On that date, Pak Kwan Cheung was elected Chairman of the Board of Directors and President and Chief Executive Officer, Stephen Dadson was elected a director and appointed as Secretary, John
D. Watt was elected a director and appointed Treasurer, and Francis Fox and Gordon Reid were elected directors.

           In June, 1996, Francis Fox resigned as a director and Jing Lian and Hai Nan became directors. In or about January, 1997, Michael Corneillissen became President and a director. On March 14, 1997, Stephen Dadson was removed as Secretary and as a director and Michael Corneillissen was removed a President and a director by our Board of Directors in order to clear a management impasse and promote more efficient management.

         On April 27, 1997, Barry Clark and Millard Roth were elected directors. Barry Clark was also appointed as President and Millard Roth as a Vice President. In June, 1997, Michael Nikiforuk was elected a director. On January 19, 1998, we terminated Mr. Roth's consulting agreement and Mr. Roth was no longer a director or Vice President after that date. On August 31, 1999, Zhang Fan Qi was elected as a director. On September 17, 2000 Michael Nikiforuk was appointed Executive Vice President of Corporate Affairs and John D. Watt was appointed Executive Vice President. We terminated Hai Nan's consulting agreement and Hai Nan was not re-elected as a director at the Annual Shareholders' Meeting in September, 2000.

           On November 27, 2001, William O.S. Ballard, Peter Soumalias, Bin Huang, John McBride and Yung Sang were elected as directors at our Annual Shareholders' Meeting. Barry Clark and Gordon Reid were not nominated for re-election.

                           THE BUSINESS OF THE COMPANY

         Our operations are now carried out through our 57%-owned Tengtu United joint venture, and three subsidiaries, TIC Beijing (wholly owned by us), Edsoft Platforms (Canada) Ltd. (60.2% owned by us) and Edsoft H.K. (wholly owned by Edsoft Canada). These companies engage in the following lines of business in
China: development and marketing of educational and entertainment software, systems integration, participation as an investor and content provider in the China Broadband Education Resource Centre, animation and multimedia.

                                  TENGTU UNITED

         Tengtu United is a joint venture based in Beijing, China, and is 57% owned by us. The remaining 43% is owned by Tengtu China, our joint venture partner which is owned by the following four Chinese companies: Legend Computer Group, Taiji Computer Corporation, Great Wall Computer Group and Oriental Lian Fa. Zhang Fan Qi, one of our directors, is the Chairman of Oriental Lian Fa. The other three companies are controlled by either the Chinese Academy of Science or the Chinese Ministry of Electronics. Tengtu United had three full time employees as of September 28, 2001.

         Current Chinese government policy requires that all government contracts involving educational software for use in Chinese schools be with other Chinese governmental entities or Chinese-owned entities. Therefore, all of Tengtu United's business with any government entity is done in Tengtu China's name. As of September 30, 2001, Tengtu China had approximately 60 employees in 13 field offices, 50 employees engaged in content development and approximately 70 employees in administrative and other duties.

           Tengtu United develops educational and entertainment software for sale to K-12 schools in China. The potential market for such software consists of almost 800,000 Chinese schools with over 250 million students. Tengtu United commenced operations in the first quarter of 1997 and has developed over 100 CD-ROM titles. The majority of the software titles developed by Tengtu United are designed to assist students to prepare for Chinese high school and university entrance examinations. These software titles are available by subject matter such as physics, mathematics and chemistry. The remainder of Tengtu United's software titles are animated entertainment games for children.

         During the period from 1996-98 we funded approximately $6,000,000 of Tengtu United's development costs, primarily for CD-ROM titles. In 1998, pursuant to our joint venture agreement with Tengtu China, we committed an additional $6 million in funding to Tengtu United to develop the application platforms needed by the K-12 market. At that time, Tengtu United realized that the software titles developed by it could not be sold in sufficient volume because there was no application software platform to enable the Chinese teachers and students to utilize these programs and also because of the existence of software piracy. Accordingly, Tengtu United's marketing focus changed from sales of individual titles through Chinese retail channels to direct marketing of a "Total Solution" to the school systems, including the necessary application software platform and the development and implementation of governmental audit and other programs to ensure that the schools only use authorized software. We were unable to raise the additional money on time and fulfill our funding commitment, as more specifically discussed below. However, we have recently funded the full commitment. See "CURRENT TENGTU UNITED BUSINESS DEVELOPMENTS."

           Our current principal products are the Network Classroom, the Web School and the Distance Learning Project. The Network Classroom is a multimedia electronic classroom that permits the teacher to utilize computers at each student's and the teacher's desks as the principal teaching and learning medium. The application software platform includes audio broadcasting, classroom discussion, rush-answering, electronic hand raising, video broadcasting, dialogue between the teacher and individual students or the entire class, distance coaching, electronic examinations and screen monitoring.

           The Web School is an Internet classroom whose main functions are free forum, free home page making, question answering and chat rooms, the use of a distance learning platform to search for information and to use virtual Internet access. The Distance Learning Project is designed to permit Chinese rural/disadvantaged areas that do not have access to the Internet or where the access cost is too expensive to utilize satellite dishes and other non-Internet devices to download and export information and teaching resources. The project includes the development of the required software and installation of the required hardware. The two principal functions are classroom teaching via live broadcasting and the digital broadcasting of digitized teaching materials. Also, our technical and engineering personnel are focusing on the continued development of programs and products to enhance the application software program such as the necessary technology to permit the downloading of content from satellites for use by the Network Classroom, as well as providing content for the China Broadband Education Resource Centre, which is discussed below.

         From 1998 through 2000, we had to re-adjust our business strategy in alighment with broadening objectives of the Ministry of Education in China. Technology and architecture was maturing to the point where an e-education/distance learning delivery system was attainable. During this transitional period from a traditional retail business model to a model based on newly available technologies, we were unable to promptly fulfill our funding commitment to Tengtu United. As a result Tengtu United downsized its operations and research and development activities in 1998, 1999 and 2000. This lack of funding combined with the low sales for non-pirated educational software in China sold through traditional retail channels led to most of the operating losses reflected in our financial statements.

         From August 1999 to November 2000, Tengtu China has provided substantially all of the operating and research funds for Tengtu United. Despite its downsizing, Tengtu United, with the assistance of Tengtu China, has continued to work with the Chinese Ministries of Education and Information Technology to find ways to enable Chinese schools to incorporate information technology into teaching. The Chinese Minister of Education has advised us that our Network Classroom is the only recommended PRC multimedia classroom. However, the Chinese provincial and local educational agencies are not required to buy our Network Classroom.

           As a result of a lack of computer hardware in many of the Chinese schools, we have sometimes been required to provide systems integration services to the Chinese schools, including the hardware and software of other companies, which results in a far lower profit margin than the sale of the software components we produce. For the year ended June 30, 2001 less than 9% of Tengtu United revenues resulted from these types of products and services. We believe that at the present time there are enough local companies or governmental agencies willing and able to provide systems integration where the school does not have the necessary infrastructure. Tengtu United expects to generate most of its future revenues from software sales of its products bundled with certain Microsoft China software products and its participation in the China Broadband Education Resource Centre. Tengtu United expects to be able to transfer many books onto CD ROM which can be easily accessed and shared once the schools have the necessary infrastructure to be able to use software titles and there is a way of preventing piracy of this type of product so that we can realize revenues and profits on those sales.

         Tengtu China is one of only eight companies that has been granted an electronic publishing license in China and believes that it is the only privately owned company in China with a license to publish educational software. The license, which was granted by the Chinese Bureau of News on December 1, 1998, is for one year, and is renewable each year thereafter upon approval from the Chinese government. A renewal for 2001 was granted. In the event that the license is not renewed in the future, we would not be able to make retail sales of books, CD ROM's and tapes in the PRC retail market unless we are able to obtain access to another license. Sales of our Total Solution and related products to the PRC K-12 schools would be unaffected. While we plan to expand into the retail market in the future, our current activities in the retail market are minimal.

         The failure to obtain a renewal of the electronic publishing license would prevent us from providing educational information and e-business content through the China Broadband Education Resource Center and therefore, from deriving any revenues from CBERC user fees for electronically published content. See "CURRENT TENGTU UNITED BUSINESS DEVELOPMENTS." We expect that these user fees will be a major source of our revenues in the future. However, because the PRC Ministry of Education, our partner in the establishment of the CBERC, also has an electronic publishing license, it is likely that we would be permitted to use that license in the event our joint venture partner's license is not renewed.

         Upon receipt of sufficient financing, of which there is no assurance, we intend to enter into a strategic alliance, joint venture or other cooperative endeavor with the Tengtu Electronics Publishing House division of Tengtu China relating to Chinese based educational and game materials to be published outside of China, foreign materials to be localized for distribution into China and to locate key strategic partners for the electronic publishing division of Tengtu China.

           Tengtu United completed the first and second Torch Projects awarded by the Chinese Ministries of Education and Information Technology. Torch Projects are national initiatives aimed at improving the quality of education designated by the Chinese government. The first Torch Project was the development of a Digital Library System and the second Torch Project was the development of a General School Computer Networking System, which includes the Network Classroom. The Digital Library System is to be a computerized database and catalog of educational books and reference materials. The purpose of the General School Computer Networking System is to introduce computer networking to Chinese schools to enable them to realize greater computer efficiency and sharing of computer software, including such programs as the Web School and Digital Library. The second Torch Project was completed in conjunction with Phase I of "Operation Morning Sun" described below.

           Tengtu United's software sales performance to date has been less than anticipated because the educational software market had not yet developed in China as we anticipated due to two factors. First, many Chinese schools, especially those in rural areas, lack adequate computer hardware, networks and software platforms and Chinese teachers lack computer training. Second, there was substantial piracy of the educational software programs developed by us. However, Tengtu United has turned some of these problems into a business opportunity. Tengtu United has acted as a systems integrator in selling computer hardware, systems and systems integration services to Chinese schools that do not have the necessary infrastructure to support the use of information technology in teaching. It has also worked to develop programs with NCAVE, the division of the Chinese government responsible for ensuring that every Chinese elementary, middle and high school has at least one computerized classroom by December 31, 2006. In particular, these programs address three concerns: (1) the need for a mechanism to ensure the development and maintenance of educational computer software by eliminating software piracy, (2) the unbalanced and very scattered educational framework in China and (3) enabling the many Chinese schools which do not have the necessary infrastructure to finance the acquisition of the necessary hardware and software without raising taxes.

           In August, 1999, Tengtu United and Tengtu China entered into a "Cooperation Agreement" with the Microsoft China which generally provides as follows:

           1. Microsoft China will license proprietary operating software to Tengtu United;

           2. Microsoft China will appoint Tengtu United as its selling representative for its products in the Chinese K-12 school market;

           3. Microsoft China is to contribute funds for marketing Tengtu United's software products in an amount to be agreed upon;

           4. Microsoft China is to provide technical assistance, installation, training and technical support to Tengtu China with respect to installation of its products under the Torch Program;

           5. Microsoft China is to provide funding to Tengtu United to establish one or more educational product demonstration centers;

           6. Microsoft China's publishing division, pursuant to a copyright license agreement, will license Tengtu United to sell Microsoft China's educational software in China;

           7. The parties understand that this Agreement provides only a framework and substantial implementation plans are subject to further agreement.

           We realize revenue from the sales of our software combined with certain Microsoft China products. The "Total Solution" is a bundled package of software marketed under the name of "Tengtu-Microsoft Total Solution" to K-12 Schools. We are Microsoft China's exclusive selling representative for the K-12 market in mainland China.

           Tengtu United's and Microsoft China's software is now integrated on four CDs, with a serial number, with each companies' name on the appropriate CD. Microsoft China produces the CD with its programming and ships these CDs to Tengtu United on a COD basis. The programs that are visible to the end users developed by Tengtu United and Microsoft China have been converted to Chinese characters. Each party pays its own translation costs. Certain of the Microsoft China programs, which are not visible and commonly known as "back room" programs, may not be translated.

           Tengtu United ships the CDs received from Microsoft China, along with the CDs it produced, to either the school districts directly, or, where applicable, to its local marketing partners, which install the CDs and any related hardware. Tengtu United is available at no charge to consult on the installation of the programs.

           Microsoft China is obligated to train and subsidize the cost of training for the designee for each school at a facility established by Legend Group, which is one of the four owners of Tengtu China and is an authorized Microsoft distributor in China. To date, we have been required to provide that training at NCAVE facilities made available to us and are seeking reimbursement for a portion of such costs from Microsoft.

                   CURRENT TENGTU UNITED BUSINESS DEVELOPMENTS

         Tengtu China, acting for the benefit of Tengtu United, has established a close working relationship with the NCAVE, the department of the Ministry of Education responsible for implementing the Chinese government directive of a computerized classroom in every school by the end of 2006. NCAVE now recommends the Total Solution as the multimedia electronic classroom to be installed as part of this government directive. We believe, at the present time, that the Total Solution is the only recommended product of this type by the NCAVE. As part of this cooperation, and due to the NCAVE's determination that the Total Solution was the best product for the K-12 classrooms in China, the NCAVE directed Chinese schools to purchase 3,000 units of the Total Solution as part of Phase I of "Operation Morning Sun," all of which have been shipped. A total of 3,017 units were installed by June 30, 2001. In addition, under the Relief for Disadvantaged Regions Project, the NCAVE is obligated to direct the purchase of an additional 7,000 units of the Total Solution. NCAVE recently entered into a contract awarding us the second phase of this project to install another 10,000 to 17,000 Total Solutions by December 31, 2001. The Ministry of Education, as well as the provincial education departments, have the right to audit the school districts and individual schools. The Ministry of Education has advised us that if it finds that a school is utilizing an unauthorized version of a designated software program, such as an unauthorized copy of our Network Classroom or the Microsoft China components to the Total Solution, it will cut off information technology funding to that school.

         At the present time, the Chinese national and provincial governments provide between 40% and 60% of the funding for information technology to the Chinese schools. Because of current Chinese national priorities, we believe that the national and provincial governments have no present plans to raise the tax rate to fully fund the initiative of having a computerized classroom in every school by the end of 2006. However, Tengtu China has consulted with the Chinese national government on the development and implementation of a program that envisions that the national government and the provincial departments of education will continue to fund approximately 50%-60% of the costs of the appropriate infrastructure, which includes hardware, software, cabling and installation, and necessary software to have an appropriate computer classroom in every school. The balance will be made up by a special user fee imposed by the Chinese provinces and local schools on each family that has a child in the K-12 schools. The estimated user fee will be set by each province and will range from $5-$15 per year, per student. China has a one-family one-child policy. The Chinese government believes that not only is it appropriate but fair that the families with a child in K-12 pay this user fee. Also, we believe that the Chinese policy of one child per family, combined with the PRC governmental policy and cultural emphasis on the importance of education with an affordable user tax is the best solution to this potential barrier to having a computerized classroom in all K-12 schools by the end of 2006. To date, the PRC has issued a directive to ten provinces authorizing them to impose the user fee for computer usage. Chinese banks have advised us and the Ministry of Education on an informal basis that with the local user fee plan in effect, they would expect to be in a position to provide the balance of the necessary infrastructure financing because there will be sufficient funds from the user fees over the expected life of the computer equipment to finance the acquisition of the necessary materials.

         An additional initiative of the Chinese government is "self-reliance." Out of slightly less than 800,000 K-12 schools, there are approximately 60,000 schools that have the appropriate hardware installation sufficient to support the Total Solution, in general, and our Network Classroom, in particular. Those schools can purchase the Total Solution directly from us or at a lower price from the Ministry of Education. However, if they elect to purchase from the Ministry of Education, they may not get immediate use of the software because there are currently insufficient Total Solution units available to satisfy the demand. This is, in part, due to our insufficient financing in earlier fiscal years. We believe that proceeds from our private placement will provide a portion of the capital and cash flow to satisfy the demand for the Total Solution, which includes the requirement that we purchase the Microsoft China components before the bundling and then the sale of the Total Solution.

           Sales of the Total Solution are generally recorded after the product is accepted by the end-user (i.e. the schools). Because Tengtu United views its contracts with the Chinese government and governmental entities as the first of series of, potentially, many sales contracts and resultant sales, it has delayed invoicing, when requested, until installation is complete. Because the software offered by Tengtu United is new to the Chinese school system, we believe that many schools and school districts will observe how the Total Solution is working before deciding whether to place an order. We believe that acceptance of our products will also put us in a position to sell follow-up software titles to the initial purchasers of the start-up package.

         As part of its Total Solution project, Tengtu United has also entered into agreements with two Chinese hardware manufacturers to supply their products to the Chinese K-12 schools. The first is with Legend Group, a minority owner of Tengtu China, and also the largest hardware manufacturer in China. The second is with Taigu Computer Company, which manufactures inexpensive desktop computers specifically for use in schools. Under these agreements, Legend Group, Taigu and Tengtu United are marketing partners recommending each other's products and if Tengtu United's software is sold as part of a package, the marketing partner is charged a wholesale price.

           If the end user school buys software directly from Tengtu United, it is invoiced the retail price. However, Tengtu United has found it is more cost effective and logistically more efficient to market to governmental agencies and distributors which are invoiced at a wholesale price. While most orders received have been shipped, installation has not been completed for many schools because the schools and distributors do not have adequate technical personnel. We believe that this installation bottleneck has now been solved by the establishment of provincial branch offices to provide the necessary technical and training support. Each branch office has start-up costs of approximately $40,000, plus a monthly operating budget of $10,000 to $12,000. We currently have thirteen branch offices and, by December 31, 2001, we intend to have a total of twenty branch offices, which should further increase the rate of installation, as well as facilitate the sale of our other services and products.

           The Total Solution now makes available, via intranet and Internet, a comprehensive set of tools not only for computerized class instruction, but for school office administration and the management of educational and multimedia resources. Designed specifically to accommodate broadband Internet connections via satellite and cable, the Total Solution software is now a vehicle for distance learning. Tengtu China has developed the software which enables the schools in disadvantaged Chinese regions to use a satellite dish to download content for use in the Network Classroom.

         In November and December, 2000, we advanced $1.0 million to Tengtu United, followed by advances of $1.0 million in March, 2001, $1.0 million in April, 2001, $1.5 million in June, 2001, and $1.5 million in August, 2001, pursuant to our funding commitment. Since fiscal year end June 30, 2001 we have funded the remaining balance of our commitment.

         On April 9, 2001, Tengtu China, on behalf of Tengtu United, and Tengtu Tian Di Network Co., Ltd., entered into a cooperation agreement with the Chinese Ministry of Education for the establishment of the China Broadband Education Resource Center under the National Center for Audio/Visual Education of the Ministry of Education to establish the CBERC educational portal and repository as an ASP (Applications Server Provider) for the distribution of distance learning, educational information and e-business products to individual schools for an annual base fee of between RMB 1035 ($125) and RMB 7,000 ($604). There will be additional charges for special programs and additional services, if requested by the subscribing school. Non-subscribers will be charged a usage fee for each instance it uses any of the materials distributed by or through the CBERC. For those schools that already have the Total Solution, we will furnish one free upgrade if it becomes a subscriber to the CBERC. The upgrade package was completed in May 2001. For those schools which have not yet purchased the Total Solution as part of Phases I and II of Operation Morning Sun, we will provide the required satellite equipment free of charge if they sign-up and pay for the first year's annual base subscription fee to permit usage of the CBERC distributed materials and products. We believe that this will set the stage for these schools to become purchasers of the Total Solution and other of our products to be used on that platform. For schools in disadvantaged regions who cannot afford any computer networking equipment (e.g., it has only a television or one computer), we will donate the satellite reception equipment and sell them 100 CD ROM titles at a reduced cost. Our long range goal is to build up the necessary relationship so that eventually many of these schools will become purchasers of the Total Solution and subscribers to the CBERC. We will initially be required to invest RMB 80 million ($9.7 million), and furnish the required hardware and certain software. The Ministry of Education is to obtain the required licenses for the educational portal and repository and satellite broadcasting and other necessary coordination and facilitation services. Upon obtaining profitability this project will be set up as an independent entity, with the joint venture, in which we have a 57% interest, to receive 70% of the profits and the NCAVE to receive 30% of the profits. We anticipate completion of the construction of the education portal for the CBERC by the end of 2001. $1,000,000 was advanced in April, 2001 pursuant to Tengtu United's commitment to the CBERC project.

         We are currently seeking strategic partners from North America to provide content to the CBERC educational portal and repository. In January, 2001, we entered into an agreement to form a joint venture with the Centre for Education and Training that was formally approved by CET's board in September 2001. CET is a part of the Ontario Education Board, which is dedicated to enhancing individual self-sufficiency and organization effectiveness through education, training and career resource services. The agreement contemplates the development of content for additional programs to be furnished to schools using the Tengtu software platform and as an add-on service to the subscribers to the China Broadband Education Resource Centre. On April 2, 2001, we entered into a Letter of Intent with the American Education Corporation to supply us with untranslated content for our educational portals in China, Hong Kong, Taiwan and Canada. We will be responsible for all content localization costs. We anticipate completion of the construction of the educational portal for the CBERC by the end of 2001.

         In August, 2001, Tengtu United, through Beijing Tengtu Tian Di Network Co., Ltd., entered into a "Cooperation Agreement" with the Chinese Ministry of Education and the ShanDong Province to establish a regional e-education network referred to as the "School to School Connection." The Cooperation Agreement states that all elementary and secondary schools in the ShanDong Province, of which there are approximately 40,000, are to become part of the CBERC and that the parties are to cooperate in the establishment of a "Main-Trunk Network."

         Utilization fees under the Cooperation Agreement are to be collected every six months. The fees to be charged for content transmitted by satellite and distance learning programs are as follows: RMB 500 ($60) per month for senior high schools; RMB 300 ($36) per month for junior high schools; and RMB 200 ($24) per month for elementary schools.

         Tengtu United is required to provide satellite reception equipment, application software and training, free of charge. In addition, Tengtu United is to provide 100 CD-ROM titles free of charge. The Cooperation Agreement requires the Ministry of Education to obtain the required licenses for the educational portal and repository and satellite broadcasting and other necessary coordination and facilitation services.

         Initially, 65% of the utilization fees are to be paid to Tengtu United. Once Tengtu United has recouped its total investment in the project through the receipt of utilization fees, the distribution of such fees may be reviewed and revised.

         The Cooperation Agreement is for a 14 year term. Pursuant to the Cooperation Agreement, Tengtu United is to invest capital in the following phases: RMB 10 million ($1,208,200) by the end of September, 2001; RMB 20 million ($2,416,400) before December 31, 2001; and RMB 20 million ($2,416,400) plus a 20% increase each year after 2001.

         Since fiscal year end June 30, 2001, Tengtu United has already contributed $1,500,000 in capital and will be required to contribute an additional $2,124,540. We currently do not have the $2,124,540 necessary to fund this project and are seeking this financing from several potential investors. However, there is no guarantee that such financing will be available. If we fail to obtain the necessary financing by December 31, 2001, we may lose our investment in the project.

         We are currently negotiating with additional Chinese provinces to enter into Cooperation Agreements similar to the agreement with the ShanDong Province. We are also in the process of extending Operation Morning Sun from 17,000 schools to 50,000 schools pursuant to a follow-on contract with the Ministry of Education.

                         EDSOFT PLATFORMS (CANADA) LTD.
                        AND EDSOFT PLATFORMS (H.K.) LTD.

         In July, 1999, we formed a joint venture company, Edsoft Canada, in which we have a 60.2% interest, to market and sell educational software tailored to the educational market in Hong Kong (including software developed in China by Tengtu United) through Edsoft H.K., a Hong Kong company wholly owned by Edsoft Canada. The shareholders, other than us, in Edsoft Canada are Goodwill Technologies, Ltd. (17.7%) and Wing Fat Hong, Ltd. (22.1%), both British Virgin Islands companies. A shareholders agreement grants the two minority shareholders one representative each on the five person Board of Directors of Edsoft Canada and also provides that the two principals of Wing Fat Hong, Ltd. shall be employed by Edsoft Canada as its Executive Vice President and Vice President of Administration and Corporate Development. Those persons are no longer serving as officers of Edsoft Canada. John Watt, our Executive Vice President, is currently the responsible officer.

           Consent of a majority of the members of the Edsoft Canada Board of Directors is necessary for the following actions: amendment of the charter, issuance of stock, mergers, asset sales, consolidations or exchanges of Edsoft Canada shares, issuance of dividends, dissolution of the company or a subsidiary, changes in legal counsel or auditors, changes in corporate structure, changes in lines of business, bonus and incentive compensation, incurring indebtedness or expenditures in excess of $50,000 in the ordinary course of business and incurring expenditures in excess of $10,000 outside of the ordinary course of business.

           During July 2000, Edsoft H.K. underwent a major restructuring in order to focus on sales of its multimedia Digital Classroom software in Hong Kong, which it recently completed as a modification of Tengtu China's Network Classroom software and which is sold as "Digital Classroom" under an exclusive agreement with Tengtu China. Edsoft H.K. has also begun execution of its long-term e-education business strategy. This strategy facilitates a change in Edsoft H.K.'s business direction from a systems integrator to an application service provider and Internet content provider. The Edsoft H.K. "Digital Classroom" is installed in 160 schools in Hong Kong which represents approximately 13% of the Hong Kong K-12 market.

           "Web Schools," the brand name for Edsoft H.K.'s e-education line of products and services, was developed in co-operation with Netopia Inc. and Youthline USA, Inc. Netopia contributes the web and e-commerce server infrastructure with customization for the Southheast Asian markets and Youthline was to provide daily updated e-learning content, teaching tools and news. Youthline is currently not supplying any content and Edsoft is looking for other sources of content for its Web schools.

           Web Schools offers an integrated information management, teaching and service support solution to schools in Hong Kong and other Chinese and English speaking areas of Southeast Asia, exclusive of mainland China. This system is designed to have the following components to enable Edsoft H.K. to charge a monthly fee, rather than selling the individual hardware and software components. The current modules are: Title on Demand; Video on Demand; School Information System; E-learning; School Administration Integration; Library System; E-store and Parent Information System.

         Title and Video on Demand were developed to be integrated with Web Schools by Tengtu Biandi Networking, a company owned by our director Zhang Fan Qi. The Hong Kong Education Department has its own information system (SAMS) which is accessed and integrated by Web Schools through the use of an application programming interface provided by Edsoft H.K. and Netopia, Inc. The School Administration component has been developed and the software for the Distance Learning component has been developed by Tengtu China.

           The Parent Information System, which includes video, audio and secure information via the Internet, is the foundation of our first version of Web Schools. It is now part of a prototype and subject to on-going development with the assistance of several of the top schools in Hong Kong, along with select groups of parents and students.

           Web Schools will be deployed from the flexible architecture of an interactive portal in Hong Kong that has seven features: (1) schools can upload their existing data on student academic records; (2) teachers can create and maintain a school web site without any technical expertise or programming skills; (3) parents may access secure information on their child's progress; (4) e-store provides e-commerce functionality that enables parents to order educational materials online; (5) the system provides an application program interface with the existing information technology architecture of the Hong Kong Board of Education; (6) the portal delivers both general and education-specific content from Hong Kong and abroad to teachers, students and parents; and (7) a large database provides tutorials, online exercises and educational games for all grades.

         Edsoft H.K. has formed a strategic relationship with Learning Pathways Limited from the United Kingdom to market their advanced Learning Management System and anglicized K-12 content. Learning Pathways developed their system based on UK standards set by the UK Board of Education. These UK standards still apply to the English schools in Hong Kong. Edsoft H.K. is working with the Hong Kong Board of Education and several English schools to determine the appropriateness of this software for the Hong Kong market. This process will be completed later in 2001 and will identify the revenue potential for this product line to determine whether we should commence marketing and sales.

           Edsoft H.K. has just completed the localization of the user interface of the second generation products developed by Tengtu China and is in the process of packaging and pricing them for sale starting later in 2001.

           Edsoft H.K. is in discussions with several potential partners to enter into additional strategic alliances and joint ventures to provide capital and web service and technology expertise to enhance the functionality and expedite the commercial deployment of Web Schools and address additional geographical markets in the Southeast Asia area.

                                   TIC BEIJING

         TIC Beijing Digital Pictures Co., Ltd., is our wholly-owned subsidiary which commenced operations in July, 1997. It now has five employees. TIC Beijing's primary business is to provide information technology services to the education and entertainment industries in China, focusing on animation and multimedia. Specifically, TIC Beijing has the capability to produce two and three dimensional animation, digital integration for television post-production and digital visual effects for movies. TIC Beijing provides its services to major television stations including Central China Television and Beijing Television.

         Recently, relatively inexpensive hardware and software for animation became available, making it very difficult for TIC Beijing, with its expensive equipment and larger and more expensive staff, to compete for most of the post-production work now available in China. In August 2000, TIC Beijing rented out its facilities and employees to an unaffiliated company for thirteen months at approximately RMB 100,000 ($12,082) per month to cover its fixed expenses, and reduced its payroll. Upon expiration of this arrangement, TIC Beijing moved its equipment and staff to smaller, temporary facilities to reduce costs. We are currently reviewing the status of TIC Beijing, and TIC Beijing is seeking funds to enable it to provide its share of required contributions under its existing strategic alliance and to service its existing contractual arrangements.

           TIC Beijing's services are marketed by its own in-house marketing staff with contacts in the Chinese television and advertising industry and through attendance at trade shows and conferences. In addition, we plan to establish a connectivity and content partnership with TIC Beijing to migrate Internet-based applications for entertainment and multimedia applications.

           TIC Beijing has a license to operate its business from the Chinese government, which was granted by the Chinese Bureau of News on October 11, 1997 and is valid until October 10, 2017, and which is reviewed each year in accordance with standard Chinese government policy. There is no other significant government approval or regulation of its business.

           TIC Beijing has entered into an arrangement with the Guongdong Southern Natural Museum Co., Ltd., which is providing a portion of the production cost, to produce and market an initial total of 28 episodes of science programs. It is contemplated that additional episodes will follow. TIC Beijing has also entered into a joint venture with Boomstone Entertainment, Inc. and Crawleys i Inc. to initially co-produce 26 episodes of an animated television series, "Germs," to commence on the receipt of appropriate financing, of which there is no assurance. Distribution for Germs is planned for Asia, North America and Europe. The joint venture is also to develop and market ancillary products to Germs and other animation series.

                              ebiztengtu.com, Inc.

           On March 6, 2000, we formed ebiztengtu.com, Inc. in Delaware as a wholly owned subsidiary to focus on Internet related businesses but to date that subsidiary has been inactive.

FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS

         We operate principally in three geographic areas: China, Canada and Hong Kong. The following is a summary of the information by area for the fiscal year ended June 30, 2001 (rounded to the nearest $000). For the fiscal years ended June 30, 2000 and 1999, we had minimal sales and incurred principally administrative expenses.

Net Sales to Unaffiliated Customers:

        China                                                   $7,997,000
        Canada                                                           0
        Hong Kong                                                  219,000
                                                                ----------
                                                                $6,214,000
Income (Loss) From Operations

        China                                                   $1,753,000
        Canada                                                           0
        Hong Kong                                                 (108,000)
Other income                                                       867,000
General corporate expenses                                      (2,406,000)
Net income                                                      $  104,000

Identifiable Assets

        China                                                   $7,906,000
        Hong Kong                                                   27,000
General corporate assets                                         1,298,000
Total Assets                                                    $9,231,000

           There were no inter-area sales in the fiscal year ended June 30, 2001. Identifiable assets are those that are identifiable with operations in each geographic area. General corporate assets consist primarily of cash, cash equivalents, fixed assets and prepayments. Sales are attributed to areas based on location of customers.




                                   COMPETITION

           With respect to the development and sale of application software platforms to the K-12 market in mainland China, we are aware of the following competitors: IBM China, Novell China and companies marketing Linux based platforms. We have no information as to the nature and extent of their sales of application software platforms to the K-12 market. There are a number of domestic Chinese companies, as well as foreign companies, which produce individual software programs which can be utilized by teachers and students. We have no knowledge of their sales into the K-12 market at the school and school district level. Certain of these programs are marketed by other companies directly to the students and their parents, but this is not the market in which we are currently focusing. Tengtu United's competition, with respect to educational software programs for use in China, consists of numerous Chinese and foreign software manufacturers.

           Edsoft H.K.'s competition consists of the following. First, a local dealer in Hong Kong, SunTech, sells a product similar to the Digital Classroom which was adapted from a similar product sold in mainland China. Second, there are a number of Internet based web initiatives in Hong Kong which are similar to portions of Web Schools. None of the web initiatives however, offer all segments offered by Web Schools.

           TIC Beijing's competition consists of five local Beijing studios and a number of newly- formed independent post-production entities. However, none of these studios have both two and three dimensional animation and post-production facilities. In addition, TIC Beijing is the only studio that is foreign owned and believes it has easier access to foreign technology. Because of the reduction of the cost of hardware and software needed to produce animation, there are a number of small independent companies which have the capability to produce animation work, which does not require two- and three-dimensional animation, at a substantially lower cost than TIC Beijing. TIC Beijing therefore is now planning to become a producer, instead of only a post- production service provider, to re-establish its position as a leader in the Chinese animation industry.

                                    EMPLOYEES

           Exclusive of subsidiaries and our joint venture, we have three full time employees and six independent contractors. None of our revenues are derived from operations in the United States.

                       ENFORCEABILITY OF CIVIL LIABILITIES
                             AGAINST FOREIGN PERSONS

           Although we are incorporated in the State of Delaware, seven of our eight directors are not residents of the United States. Only one officer is a resident of the United States. Therefore, investors wishing to sue our officers and directors can probably not effect service of process within the United States on those persons who are non-resident, and may have difficulty enforcing judgments obtained in U.S. courts against those foreign persons based upon the civil liability provisions of the U.S. federal securities laws. We have made no determination as to any such investor's ability to bring an original action in an appropriate foreign court to enforce liabilities against any non-resident of the United States based upon the U.S. federal securities laws or the investor's ability to enforce, in an appropriate foreign court, judgements of U.S. courts based upon the civil liability provisions of the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

           We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1, as amended, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

           Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

         You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

           You may also read and copy any reports, statements or other information that we have filed with the SEC on Forms 10, 10-K, 10-Q and 8-K at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

(b) DESCRIPTION OF PROPERTY

           We do not own any significant physical properties. We have entered into a number of operating leases for office space. The minimum annual rental payments on these leases are as follows:

           YEAR ENDING
           JUNE 30,
           --------
           2002                   52,000
                                --------
           Total                $ 52,000
                                ========

         Rent expense for the years ended June 30, 2001, 2000 and 1999 has been charged as follows:


                                           YEAR ENDED JUNE 30,


                                      2001          2000         1999
                                    ---------     --------     --------
General and administrative expense   $ 94,207    $   62,671   $   54,551
Research and development                    0             0            0
Selling expense                        69,747         6,281        8,900
Cost of sales                          37,433        33,945       52,114
                                    ---------    ----------   ----------
Total rent expense                  $ 199,387    $  102,897   $  117,565
                                     ==========   ==========  ==========

(c) LEGAL PROCEEDINGS

         On September 12, 2001, Swartz Private Equity, L.L.C., served us with a complaint which was filed in state court in Fulton County, Georgia. This complaint was filed in response to our advising Swartz by letter dated August 28, 2001 that we viewed the Investment Agreement between us and Swartz, along with the accompanying commitment warrants to be void and unenforceable.

         The complaint alleges that we breached the Investment Agreement and commitment warrants by failing to deliver 250,000 shares upon Swartz's partial exercise of the commitment warrants. Swartz seeks the following damages: (1) a $200,000 termination fee under the Investment Agreement; (2) a cash amount equal to the value of our common stock on the date of partial exercise of the commitment warrant; (3) damages for late delivery of shares under the commitment warrant; (4)monetary damages for lost market opportunity equal to the highest value of our common stock during the term of the breach; (5) a replacement warrant for 850,000 shares of our common stock; (6) attorney's fees; (7) additional warrants under a Warrant Anti-Dilution Agreement; and (8) such other and further relief as the court deems just and proper.

         Swartz has advised us that it intends to amend the complaint to add a claim based on our failure to permit Swartz' cashless exercise of the balance of the commitment warrants for 670,556 shares of our common stock, and will seek damages based on the highest value of our common stock during the term of the breach.

         We plan to deny each of Swartz' substantive allegations. We also believe that we have meritorious defenses and intend to vigorously defend this action. The damages alleged by Swartz, should Swartz prevail, could exceed 10% of our current assets as of June 30, 2001.

         Our former legal counsel, Hecht & Associates, P.C. has asserted that we owe it approximately $130,000 in legal fees and interest on unpaid legal fees and has advised us that it may take legal action to recover the amount of those fees. To date, no action has been filed against us.

         Except as set forth above, neither we nor our subsidiaries are currently a party to any material pending legal proceeding, nor do we know of any proceeding that any governmental authority may be contemplating against us.


(d) MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

           The principal market where our common stock is traded is the over-the-counter Bulletin Board. The high and low bid prices of our common stock for each quarter within the last two fiscal years were:

                                    HIGH/ASK             LOW/BID
                                    --------             -------
4th Quarter 1999 -                  4.1875               0.2500
1st Quarter 2000 -                  4.8750               1.8750
2nd Quarter 2000 -                  2.6875               0.8750
3rd Quarter 2000 -                  1.7969               0.5625
4th Quarter 2000 -                  0.9688               0.2188
1st Quarter 2001 -                  0.5312               0.2188
2nd Quarter 2001 -                  1.3600               0.2500
3rd Quarter 2001 -                  1.8800               0.7700

         The high and low bid prices for our common stock on December 7, 2001 were: $1.01 and $.95.

         The above over-the-counter market high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. These high and low bid quotations were obtained from Yahoo Finance and America Online.

         Because the trading price of our common stock is less than $5.00 per share, trading in our common stock is subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. Our common stock is also subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Such requirements could severely limit the market liquidity of the common stock and the ability of purchasers in this offering to sell their securities in the market.

           As of October 31, 2001 there was one class of common equity held by approximately 2,200 holders of record, including those held in street name. No dividends have been declared during the last two fiscal years or the subsequent interim period.

           There are no restrictions which affect or are likely to affect our ability to pay dividends in the future. However, we do not expect to pay dividends in the foreseeable future.

(e) FINANCIAL STATEMENTS

           Financial Statements are included on Pages F-1 through F-28.

           The Table of Contents to the Financial Statements is as follows:

Independent Auditor's Report                                         F-1

Consolidated Balance Sheets at June 30, 2001 and 2000                F-2

Consolidated Statements of Operation for the years ended June 30,
     2001, 2000 and 1999                                             F-3

Consolidated Statements of Stockholders' Deficit for the years
     ended June 30, 2001, 2000 and 1999                              F-4

Consolidated Statements of Cash Flows for the years ended
     June 30, 2001, 2000 and 1999                                    F-5

Notes to Consolidated Financial Statements                   F-6 to F-22

Unaudited Consolidated Balance Sheets at
     September 30, 2001 and June 30, 2001                            F-23

Unaudited Consolidated Statements of Operations
     for the three months ended
     September 30, 2001 and September 30, 2000                       F-24

Unaudited Consolidated Statements of Cash Flows for
     the three months ended September 30, 2001 and
     September 30, 2000                                              F-25

Notes to Unaudited Consolidated Financial Statements         F-26 to F-28




--------------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheets of Tengtu International Corp. and its subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tengtu International Corp. and its subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.



                                                    Moore Stephens, P.C.
                                                    Certified Public Accountants

New York, New York
August 21, 2001,
except for Note 17,
as to which the date is
August 31, 2001






                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                                                       June 30,
                                                                       --------
                                     ASSETS
CURRENT ASSETS                                              2001          2000
                                                            ----          ----

    Cash and cash equivalents                          $  1,026,400    $    919,091
    Accounts receivable, net of
     allowance for doubtful accounts
     of $200,997 ($200,997 in 2000)                          16,578          36,009
    Due from related party                                6,462,887         170,123
    Prepaid expenses                                        500,082           3,715
    Inventories                                               2,452          18,071
    Other receivables                                       339,044           7,588
                                                       ------------    ------------
                   Total Current Assets                   8,347,443       1,152,597
                                                       ------------    ------------
    PROPERTY AND EQUIPMENT, net                             711,385         967,840
                                                       ------------    ------------
    OTHER ASSETS
     Notes receivable                                        71,940          71,940
     Advance to Director                                       --            60,011
     License fees                                           100,000         127,000
     Other assets                                              --            30,454
                                                       ------------    ------------
                                                            171,940         287,405
                                                       ------------    ------------
    TOTAL ASSETS                                       $  9,230,768    $  2,407,842
                                                       ============    ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
    Accounts payable                                   $    959,022    $  1,690,658
    Accrued expenses                                        380,684         419,160
    Related party loan payable                                 --           100,000
    Due to related party consultants                      1,627,026       1,417,026
    Short-term loan                                          94,150            --
    Other liabilities                                       451,299         414,197
                                                       ------------    ------------
                  Total Current Liabilities               3,510,181       4,039,041
                                                       ------------    ------------
OTHER LIABILITIES
     Related party loans payable                            257,297         257,490
     Convertible debenture, net of discount               1,274,030       1,194,334
                                                       ------------    ------------
                                                          1,529,327       1,449,824
                                                       ------------    ------------
COMMITMENTS [Note 8]

STOCKHOLDERS' EQUITY (DEFICIT)
    Preferred stock, par value $.01
     per share; authorized 10,000,000 shares;
     issued -0- shares
    Common stock, par value $.01
     per share; authorized 100,000,000
     shares; issued 47,089,673 shares                       450,897         238,907
    Additional paid in capital                           18,832,469      11,871,444
    Accumulated deficit                                 (17,080,108)    (17,184,374)
    Accumulated Other Comprehensive Income (Loss):
      Cumulative translation adjustment                     (11,214)         (6,216)
                                                       ------------    ------------
                                                          4,192,044      (3,080,239)
    Less: Treasury stock, at cost,
      78,420 common shares                                     (784)           (784)
                                                       ------------    ------------
          Total Stockholders' Equity (Deficit)            4,191,260      (3,081,023)
                                                       ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)   $  9,230,768    $  2,407,842
                                                       ============    ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          FOR THE YEARS ENDED JUNE 30,


                                                   2001              2000          1999
                                                -----------       ----------       ----------

SALES                                           $ 6,213,450       $  358,026       $  624,121
COST OF SALES                                     3,091,102          506,864          769,608
                                                -----------       -----------      -----------
                                                  3,122,348         (148,838)        (147,487)
                                                -----------       -----------      -----------

OPERATING EXPENSES
  Research and development                           -                 -                1,440
  General and administrative                      2,014,899       1,537,833           699,582
  Related party consultants                         829,772       1,492,813           774,870
  Bad Debts (recovery)/expense                      163,684          (8,984)          143,347
  Advertising                                        39,406           28,991               19
  Selling                                           602,132           74,819           52,671
  Depreciation                                       57,910           58,698           43,217
                                                -----------       -----------      -----------
                                                  3,707,803         3,184,170       1,717,146
                                                -----------       -----------      -----------
OTHER INCOME (EXPENSE)
  Equity earnings (loss) in investee                219,488           (80,147)        (67,274)
  Interest income                                    13,100            22,641           3,923
  Interest expense                                 (176,111)       (1,311,373)              -
  Other income                                      632,974             2,240          37,585
  Other expense                                      (1,731)          (29,837)              -
                                                -----------       -----------      -----------
                                                    687,720        (1,396,476)        (27,766)
                                                -----------       -----------      -----------
INCOME (LOSS) BEFORE MINORITY INTERESTS             104,265        (4,729,484)     (1,886,399)
MINORITY INTERESTS IN SUBSIDIARY'S
LOSS                                                 -                (28,200)             -
                                                -----------       -----------      -----------
NET INCOME (LOSS)                               $   104,265       $(4,701,284)     $(1,886,399)
                                                ===========       ============     ===========

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                            24,977,353        20,863,271       19,317,382
Common stock equivalents                          1,637,441             -                -
                                                -----------       -----------      -----------
Diluted                                          26,614,794        20,863,271       19,317,382

EARNINGS (LOSS) PER COMMON SHARE:
Basic                                           $     0.004       $    (0.225)     $    (0.097)
Diluted                                         $     0.004       $    (0.225)     $    (0.097)


              The accompanying notes are an integral part of these
                       consolidated financial statements.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                FOR THE YEARS ENDED JUNE 30, 2001, 2000 and 1999
                                                                                                          Accumulated
                                                        Additional                                           Other
                                    Common Stock         Paid-in      Comprehensive      Accumulated      Comprehensive
                             Shares         Amount       Capital       Income(Loss)        Deficit         Income(Loss)
                           --------------------------------------------------------------------------------------------

Balance-June 30, 1998      19,297,107    $ 192,972    $  9,394,651    $                 $ (8,596,690)    $     (9,335)
Issuance of common stock
 related to deferred
 compensation                180,500         1,805           8,258               0                 0
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0             0               0               0                 0                0
Other Comprehensive Income:
 Foreign currency adjustment       0             0               0    $      2,583                              2,583
Comprehensive Income:
 Net loss                          0             0               0      (1,886,399)       (1,886,399)               0
                                                                      ------------
Comprehensive Income                                                  $ (1,883,816)
                         -----------  ------------    ------------    ============      ------------     ------------
Balance-June 30, 1999     19,477,607       194,777       9,402,909                       (10,483,089)          (6,752)

Issuance of common stock     963,000         9,630         166,095               0                 0                0
  for cash
Issuance of common stock
 for promissory notes        330,000         3,300          68,640               0                 0                0
Issuance of common stock
 for services              3,120,000        31,200         733,800               0                 0                0
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0             0               0               0                 0                0
Paid-in capital related to
 convertible
 debenture                         0             0       1,153,846               0                 0                0
Paid-in capital related to
 detachable warrant-
 debenture                         0             0         346,154               0                 0                0
Other Comprehensive Income:
 Foreign currency adjustmen        0             0               0   $         536                 0              536
Comprehensive Income:
 Net loss                          0             0               0      (4,701,285)       (4,701,285)               0
                                                                      ------------
Comprehensive Income                                                  $ (4,700,749)
                        ------------    ----------    ------------    ============      ------------     ------------
Balance-June 30, 2000     23,890,607       238,907      11,871,444                      $(17,184,374)    $     (6,216)


Issuance of common stock     636,871         6,369         140,144               0                 0                0
 for services
Loan conversion            7,301,526        73,015       2,139,400               0                 0                0
Issuance of common stock  13,260,669       132,606       3,847,592               0                 0                0
  for cash
Paid-in capital related to
 granted options and service(s)    0           0           214,908               0                 0                0
Common shares
 to be issued for interest
 expense                           0           0            56,515
Paid-in capital related to
 warrants issued                   0           0           564,466               0                 0                0
Other Comprehensive Income:
Foreign currency adjustment        0           0                 0    $     (4,998)                0     $     (4,998)

Comprehensive Income:
 Net income                        0           0                 0         104,266           104,266                0
                                                                      ------------
Comprehensive Income                                                  $     99,268
                        ------------  ------------    ------------    ============      ------------     ------------
Balance - June 30, 2001   47,089,673  $    450,897    $ 18,832,469                      $(17,080,108)    $    (11,214)
                        ============  ============    ============                      ============     ============





                           Treasury                      Unamortized
                           Stock            Deferred    Stockholders'
                           At Cost      Compensation    Equity (Deficit)
                           --------------------------------------------
Balance-June 30, 1998   $       (784) $   (476,563)   $    504,251
Issuance of common stock
 related to deferred
 compensation                      0             0          10,063
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0       293,750         293,750
Other Comprehensive Income:
 Foreign currency adjustment       0             0           2,583
Comprehensive Income:
 Net loss                          0             0      (1,886,399)

Comprehensive Income
                        ------------  ------------    ------------
Balance-June 30, 1999           (784)     (182,813)     (1,077,752)
Issuance of common stock           0             0         177,725
  for cash
Issuance of common stock
 for promissory notes              0             0          71,940
Issuance of common stock
 for services                      0             0         767,000
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0       182,813         182,813
Paid-in capital related to
 convertible
 debenture                         0             0       1,153,846
Paid-in capital related to
 detachable warrant-
 debenture                         0             0         346,154
Other Comprehensive Income:
 Foreign currency adjustment       0             0             536
Comprehensive Income:
 Net loss                          0             0      (4,701,285)

Comprehensive Income
                        ------------  ------------    ------------
Balance-June 30, 2000           (784) $          0    $ (3,081,023)


Issuance of common stock
 for services                      0             0         146,513
Loan conversion                    0             0       2,212,415
Issuance of common stock           0             0       3,978,198
  for cash
Paid-in capital related to
 granted options and services      0             0         214,908
Common shares
 to be issued for interest
 expense                           0             0          56,515
Paid-in capital related to
 detachable warrant -
 debenture                         0             0         564,466
Other Comprehensive Income:
Foreign currency adjustment        0             0          (4,998)

Comprehensive Income:
 Net income                        0             0         104,266

Comprehensive Income
                        ------------  ------------    ------------
Balance - June 30, 2001 $       (784) $          0    $  4,191,260
                        ============  ============    ============



        The accompanying notes are an integral part of these consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED JUNE 30,


                                                         2001           2000          1999
                                                      ----------      ---------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)                                   $   104,266    $(4,701,285)   $(1,886,399)
Adjustments to reconcile net income (loss) to
 net cash used by operating activities:
   Depreciation and amortization                        286,468        266,614        292,808
   Provision for (recovery of) bad debt                    --           (8,984)       143,081
   Loss on investment at equity                            --           80,147         67,274
   Noncash compensation expense on
     shares issued for services                         987,846        947,813        303,813
   Noncash interest expense-
     convertible debenture                               79,695      1,194,334           --
   Changes in operating assets
   and liabilities
     Decrease(Increase) in operating assets:
       Accounts receivable                               19,431         22,398        (76,644)
       Due from related party                        (6,292,763)       138,208         (2,762)
       Prepaid expenses                                (496,368)        26,188          7,307
       Inventories                                       17,619         16,377        191,164
       Advances to suppliers                               --             --          122,415
       Other receivables                               (333,456)         7,757         13,382
       Due from investee                                   --             --           50,000
       Advance to Director                                 --          (30,011)       (30,000)
       Other assets                                      30,454         28,390        (44,307)
     Increase (Decrease)in operating liabilities:
       Accounts payable                                (731,636)        90,249         87,615
       Accrued expenses                                 (38,476)        14,384         53,019
       Due to related party consultants                 270,011        357,477        481,124
       Other liabilities                                131,252        366,267         (1,768)
                                                    -----------    -----------    -----------
   Net Cash Used by Operating Activities             (7,967,658)    (1,187,677)      (232,878)
                                                    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment                      (7,013)       (42,535)       (63,959)
                                                    -----------    -----------    -----------
  Net Cash Used by Investing Activities                  (7,013)       (42,535)       (63,959)
                                                    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from loans                                  2,107,000      1,858,064           --
 Cash received for shares issued                      3,978,200        177,725           --
                                                    -----------    -----------    -----------
  Net Cash Provided by Financing Activities           6,087,200      2,033,789           --
                                                    -----------    -----------    -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                  (7,221)        (2,038)         2,583
                                                    -----------    -----------    -----------
INCREASE(DECREASE) IN CASH
  AND CASH EQUIVALENTS                                  107,308        803,539       (294,254)

CASH AND CASH EQUIVALENTS,
beginning of year                                       919,091        117,552        409,806
                                                    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year              $ 1,026,399    $   919,091    $   117,552
                                                    ===========    ===========    ===========



        The accompanying notes are an integral part of these consolidated financial statements.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements

1.       The Company

Tengtu International Corp. (the "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee, are the development and marketing of e-educational system software and sourcing and distribution of e-education course content in China.

2.       Significant Accounting Policies

         a)       Principles of Consolidation

The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant inter-company balances and transactions have been eliminated on consolidation.

The Company contributed capital of $10,990,000 to a Chinese subsidiary in which the minority Chinese partner has a 43% interest. No portion of the $10,990,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

         b)       Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 2001, and reported amounts of revenues and expenses during each of the three fiscal years then ended. Actual results could differ from those estimates.

                  Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

         c)       Revenue Recognition

Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted customers and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable.

Revenue from software license fees is recognized on a straight-line basis over the term of the license.

Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within two weeks of delivery.

The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

         d)       Inventories

Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

         e)       Long-lived Assets

Property and equipment are stated at cost. Depreciation is provided primarily by the straight- line method over the estimated useful lives of the assets. Other long-lived assets are amortized using the straight-line method over the contract life or the useful life, whichever is shorter.

         f)       Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

         g)       Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

         h)       Loss per Share

Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 2000 and 1999, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they are dilutive for the year ended June 30, 2001.

         i)       Advertising Expense

The Company expenses advertising costs as incurred.

         j)       Impairment

The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment.

         k)       Foreign Currency Transactions/Translation

The functional currency of the Company's subsidiary and joint venture in China is the renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency and its Hong Kong subsidiary uses the Hong Kong dollar as its functional currency. Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and, therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

                  Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)


         k)       Foreign Currency Transactions/Translation (Continued)

The Chinese government imposes significant exchange restrictions on fund transfers out of China that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

         l)       Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

         m)       Stock-based Compensation

On July 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 27, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

         n)       Software Costs

Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized using the straight line method over the lesser of five years or the useful life of the related product.

                  Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)


3.       Property and Equipment

Property and equipment is comprised as follows:

                                                  June 30,

                                                  2001             2000
                                                  ----             ----
Computer hardware                                 $134,075         $131,590
Computer software                                    9,975            9,057
Furniture and fixtures                              47,650           53,770
Automobiles                                        206,553          206,553
Office equipment                                   109,489           97,528
Leasehold improvement                                  -0-           29,061
Idle equipment                                      73,305           73,305
Production equipment                             1,283,276        1,258,445
                                                 ---------        ---------
Total at Cost                                    1,862,323        1,857,309
Less: accumulated depreciation                  (1,150,938)        (889,469)
                                                 ---------        ---------
Net Property and Equipment                        $711,385         $967,840
                                                 =========        =========

Depreciation charged to operations for the years ended June 30, 2001, 2000 and 1999 was $261,471 $266,614, and $292,808 respectively, of which $192,342 ,
$207,916 and $214,601 was included in cost of sales for the years ended June 30, 2001, 2000, and 1999, respectively.

4.       License Fees

On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the Company a fee-bearing, nonexclusive license right to promote and otherwise market Netopia's website product and service to the Company's customers. The agreement shall continue in perpetuity until terminated by either party. The cost of the agreement of $127,000 is being amortized on a straight-line basis over five years. Amortization for the year ended June 30, 2001 was $27,000. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.

5.       Long Term Debt

On December 23, 1999, the Company received cash of $l,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of the Company's $.01 par value common stock ("Common Stock") and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of common stock. The Debenture is due December 17, 2003 and provides for accrual of interest beginning December 17, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 9% at both June 30, 2001 and 2000).

The Debenture is convertible into the Company's common stock at a conversion price of $.50 during the first year, $1.00 during the second year, $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's common stock at the then existing market price minus twenty percent.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)


The Warrant gives the holder the right to purchase 1,500,000 shares of the Company's common stock at $1.00 per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The Warrant shall become void three years after issuance. In connection with the purchase of the Debenture and Warrant, the Company and the holder entered into an Investor Rights Agreement which provides that on or before June 17, 2000, the holder may purchase additional convertible debentures for up to U.S.$3.5 million and receive additional warrants on substantially the same terms. The holder did not exercise these rights. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

Because no portion of the price paid by the holder was for the Warrants, the Warrants were assigned a value by the Company and the Debenture was discounted by that amount. The financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were sold to the holder, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00. Therefore, the Warrant had a value between $0 and $.60 per share. The Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture and Warrant were therefore $1.5 million (Debenture) plus $450,000 (Warrant - $.30 x 1,500,000) for a total of $1.95 million. Of the $1.95 million, the Warrant represents 23.08% ($450,000/$1.95 million). The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million) . The discount to the Debenture was therefore equal to $346,154 and the Debenture was discounted to $1,153,846 ($1.5 million - $346,154).

On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Because the Debenture was immediately convertible, the full discount was charged to interest expense for the year ended June 30, 2000.

A group of private investors, in July 1999, advanced approximately $250,000 to Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002.

Annual maturities of the long-term debt are as follows:

                                    Year Ending
                                    June 30,
                                   -----------
                                    2002              $        0
                                    2003                 257,297
                                    2004               1,274,030
                                                      -----------
                                                      $1,529,327
                                                      ===========

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)


6.       Income Taxes

For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

The Company has accumulated approximately $10,877,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2006 to 2021.

Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $267,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended.

As the Company is not liable for either current or deferred income taxes for the years ended June 30, 2001, 2000, and 1999, respectively, no provision is shown on the statement of operations. For U.S. tax purposes, the Company has recorded a deferred tax asset of approximately $3,698,000 at June 30, 2001 and $3,079,000 at June 30, 2000 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $619,500 and $1,266,000 during the years ended June 30, 2001 and 2000, respectively. The Company's Hong Kong subsidiary has recorded a deferred tax asset of approximately $73,500 at June 30, 2001 and $57,400 at June 30, 2000, totally offset by a valuation allowance due to the uncertainty of realization.

The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

The net operating losses for the Company's Chinese subsidiaries total approximately $2,531,800. Net operating losses in China can be carried forward for five years. The Company's Chinese net operating losses expire between 2002 and 2006. The net operating loss for the Hong Kong subsidiary is approximately $467,800 and expires only if there is an ownership change.

7.       Concentration of Credit Risk

The Company operates through subsidiaries located principally in Beijing and Hong Kong, China and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in these geographic regions.

The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers,

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)


establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company established an allowance for doubtful accounts at June 30, 2001 and 2000 of $200,097. The Company believes any credit risk beyond this amount would be negligible.

At June 30, 2001, the Company had approximately $1,017,700 of cash in banks uninsured. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

For the fiscal year ended June 30, 2001, approximately 86% of sales were generated through the contract contributed to the Company's joint venture subsidiary (see Note 2a). Receivables related to these sales transactions are grouped together with due from related party. For the fiscal years ended June 30, 2000 and 1999, no customer accounted for more than 10% of total sales.

8.       Commitments and Contingencies

         a) The Company has entered into operating leases for office space, none of which extend beyond June 30, 2002. The minimum rental payments on these leases for the year ending June 30, 2002 are $52,000.

Rent expense for the years ended June 30, 2001, 2000 and 1999 has been charged as follows:

                                                   Year Ended June 30,
                                            2001             2000        1999
                                            ----             ----        ----
General and administrative expense        $94,207          $62,671      $54,551
Selling expense                            69,747            6,281        8,900
Cost of sales                              37,433           33,945       52,114
                                         --------         --------     --------
Total rent expense                       $199,387         $102,897     $117,565
                                         ========         ========     ========

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)





The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:


                                   Year Ending
                                   June 30,
                                   -----------
                                      2002                  $218,400
                                      2003                   128,400
                                      2004                   128,400
                                      2005                    42,800
                                                            --------
                                                            $518,000
                                                            ========

         b) The Company is committed to contribute $1,010,000 to the joint venture and to begin making deferred compensation payments to its related party consultants upon the completion of its next major financing transaction. However, the timing of the payment of the deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's Board of Directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

         c) The Company is a party to a litigation in the normal course of business. In management's opinion, the litigation will not materially affect the Company's financial position, results of operations or cash flow.

         d) The Company's joint venture subsidiary has committed to install 17,000 units of one of its products under the contract with the Chinese public school system (see Note 2a). The partner of the Company's joint venture subsidiary has entered into a Memorandum of Intent with the Chinese Ministry of Education on behalf of the joint venture. The Memorandum establishes the China Broadband Education Resource Center )"CBERC") for the distribution of various educational tools to individual schools for an annual fee. The joint venture is committed to contributing approximately $10,000,000, as well as hardware and software, to CBERC.

9.       Foreign Operations

The Company operates principally in three geographic areas: China, Canada and Hong Kong. Following is a summary of information by area for June 30, 2001. For the years ended June 30, 2000 and 1999, the Company had minimal sales and incurred principally administrative expenses.

Net Sales to Unaffiliated Customers:          Rounded to nearest $000

         China                                       $7,997,000
         Canada                                               0
         Hong Kong                                      219,000
                                                     ----------
                                                     $6,214,000
                                                     ==========

Income (Loss) From Operations:
         China                                       $1,753,000
         Canada                                               0

         Hong Kong                                     (108,000)
Other income                                            867,000

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

General corporate expenses                        (2,406,000)
                                                  ----------
Net income as reported in the
  accompanying statements                         $  104,000
                                                  ==========

Identifiable Assets
         China                                    $7,906,000
         Hong Kong                                    27,000
General corporate assets                           1,298,000
                                                   ---------
Total Assets as reported in the
  accompanying balance sheet                      $9,231,000
                                                  ==========



There were no interarea sales in fiscal 2001. Identifiable assets are those that are identifiable with operations in each geographical area. General corporate assets consist primarily of cash, cash equivalents, fixed assets, and prepayment. Sales are attributed to areas based on location of customers.

10.      Related Party Transactions

Due to the downsizing of the staff of the Chinese joint venture in prior years, the operations of the joint venture during the years ended June 30, 2001 and 2000 were carried out by the minority Chinese partner. At June 30, 2001 and 2000, the Chinese subsidiary has a balance due from the minority Chinese partner of approximately $6,462,900 and $170,100, respectively.

During fiscal 2001, 2000 and 1999, respectively, the Company incurred consulting and related expenses of approximately $800,284, $1,493,000 and $777,000 from Officers and Directors of the Company or its subsidiaries or companies controlled by these Officers and Directors. No payments have been made for the amounts incurred for the years ended June 30, 2000 and 1999. $377,504 was paid for the year ended June 30, 2001.

Of the total expenses incurred, approximately $84,700 in 2001, $182,800 in 2000 and $243,750 in 1999 represent the value of common shares issued for services to Officers, shareholders or companies controlled by shareholders. The Officers entered into agreements with the Company in the year ended June 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

In October, 1999, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. Conadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for the Company or any Company subsidiary that is 50% or more owned by the Company.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

On September 9, 1999 a Company Director loaned $100,000 to the Company. The loan bore interest at 6% per annum and was due in twelve months. The loan was convertible at the option of the Company Director at the rate of $.35 per share, or into an aggregate of 287,714 shares of the Company's common stock. The loan was guaranteed by another Director of the Company. At the date of the loan, the Company's common stock was trading at $.25 per share, therefore the loan did not contain a beneficial conversion feature. This loan was converted to 287,714 shares in October 2000.

11.      Equity line

On October 27, 2000, the Company entered into an investment agreement with Swartz Private Equity L.L.C. ("Swartz") (the "Investment Agreement"). The Investment Agreement entitles the Company to issue and sell up to $30 million of the Company's common stock to Swartz subject to a formula based on the stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1. The Company's registration statement on Form S-1 was declared effective by the Securities and Exchange Commission during the quarter ended December 31, 2000. The investment Agreement defines each issuance and sale as a "Put."

Under the Investment Agreement, Swartz will pay the Company a percentage of the market price for each share of common stock during the 20 business days immediately following the date the Company elects to sell stock to Swartz in a Put. For each share of common stock, Swartz will pay the Company the lesser of:

                  - the "market price" for each share, minus $.075; or - 92% of the "market price" for each share.

The "market price" is the lowest bid price during the 20 day period preceding a Put.

Each time the Company sells shares of its common stock to Swartz, it will also issue five year warrants to Swartz to purchase its common stock in an amount corresponding to 10% of the number of shares in the Put. Each warrant will be exercisable at 110% of the market price for the applicable Put.

As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of the Company's common stock exercisable at $.745 per share until October 27, 2005. The warrant was valued using the Black-Scholes option valuation model. The charge to operations for the year ended June 30, 2001 was approximately $93,100 (see Note 17).

12.      Stock Options

The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 7,000,000 common shares. The first stock option plan was approved on December 29, 1998 for two million common shares. The second stock option plan was approved on August 31, 1999 for three million common shares. Both plans were approved by the shareholders of the Company.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)



The maximum number of common shares granted to any individual under the two stock option plans is 300,000 common shares. The following were granted stock options under the first plan in March 1999 (1997 Plan):

         Pak Cheung, Chairman and CEO                300,000 common shares
         Barry Clark, Director                       300,000 common shares
         Jack Lian, Director                         300,000 common shares
         Hai Nan, Former Director                    300,000 common shares
         Xiao Feng Lin, President,
             joint venture subsidiary                300,000 common shares
         Greg McLelland, Vice President              150,000 common shares *
         Simon Hui, VP Finance and Controller        77,000 common shares
         Michael Meakes, VP - Iconix                 50,000 common shares
         Other Employees                             300,000 common shares **
         Gordon Reid, Director                       77,000 common shares
         John Watt, Director                         77,000 common shares
         Michael Nikiforuk, Director                 77,000 common shares
                                                    ----------

Total                                                2,300,000 common shares
                                                     =========

Simon Hui (77,000 common shares) and other employees (180,000 common shares) exercised options during the year ended June 30, 2000.

         * On April 8, 1997, the Company entered into an agreement with Gregory McLelland to provide consulting services and to serve as an Officer of the Company. The term of the agreement was three years. The agreement provides an annual cash salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

         ** To various employees of subsidiaries who are not Officers or Directors of the Company.

The shortfall in the 1997 Plan was made up from shares included in the 1999
Plan.

The following were granted stock options under the 1999 Plan and exercised them during the year ended June 30, 2000:

         Simon Hui, VP Finance and Controller        77,000 common shares

All of the stock options granted under the 1997 Plan, except for 150,000 issued to Greg McLelland, had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of the grant. The Board of Directors determines the life, but has not yet done so for the options granted.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)


Greg McLelland was granted options on April 8, 1997 to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of the grant. The options vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 2000, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of the grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral has been recognized ratably over three years, with $50,000 being charged to operations for the year ended June 30, 1999.

For the year ended June 30, 2000, certain employees exercised their options to purchase a total of 330,000 shares for $71,940. The shares were purchased by issuing promissory notes to the Company. The notes mature in five years. The notes are interest free in the first year and have an interest rate of 3% per annum for each subsequent year that the notes are outstanding. Partial or full repayment may be due prior to maturity if the employee sells part or all of the shares purchased. The repayment is equal to the ratio of the shares sold over the total shares purchased.

On August 1, 1999 the Company entered into a one year contract with a marketing consultant. As part of its fee, the consultant received three warrants from the Company, each representing 50,000 shares of the Company's common stock. Each of the warrants is exercisable for five years at the following dates and prices: a) warrant 1 - August 1, 1999 at $.75 per share; b) warrant 2 - February 1, 2000 at $1.50 per share and c) warrant 3 - August 1, 2000 at $3.00 per share.

The following table summarizes information concerning currently outstanding and exercisable stock options and warrants:

                                              Weighted
                                              Average
              Exercise     Outstanding at   Contractual        Exercisable
              Price        June 30, 2001       Life          At June 30, 2001
              --------     --------------   -----------     -----------------
Options       $.218        2,047,000       3.80 years        2,047,000
Options       $.325        150,000          .15 years          150,000
Options       $.968        150,000          .15 years          150,000
Options       $.220        100,000          .20 years          100,000
Warrants     $2.000        1,500,000        .84 years        1,500,000

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

Warrants          $ .750            50,000        .05 years           50,000
Warrants          $1.500            50,000        .05 years           50,000
Warrants          $ .562         1,200,000       1.10 years        1,200,000
Warrants          $ .220            46,800        .05 years           46,800
Warrants          $3.000            50,000        .05 years           50,000

On September 15 and December 21, 2000, the Company granted non-transferable options to its legal counsel to purchase 150,000 and 100,000 shares, respectively, of common stock at the market price of the stock at the dates of the grant. The options are valued using the Black-Scholes option pricing model and resulted in a charge to operations of approximately $152,500.

On December 23, 1999, the Company granted non-transferrable options to its legal counsel to purchase 150,000 shares of common stock at $.325 per share, which approximated the market price of the stock at the date of the grant. There was no charge to operations as the value of the options, using the Black-Scholes option pricing model, was immaterial.

The agreements covering these options contain anti-dilution provisions to adjust the number of options and the exercise prices for various changes, as defined in the agreements, of the shares of the Company's common stock.

Had the Company elected to recognize compensation expense for all options granted to employees using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:

                                          Year Ended June 30,
                                 2001               2000               1999
                                 ----               ----               ----
Net Income (Loss)
   as Reported                   $104,266        $(4,701,285)     $(1,886,399)
Pro Forma Net Loss                --                 --           $(2,376,299)
Loss Per Share as Reported        --                 --           $      (.10)
Pro Forma Loss Per Share          --                 --           $      (.12)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000, for the year ended June 30, 1999.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)



The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:


                                                  June 30, 1999
                                                  -------------
Risk Free Interest Rate                                5.75
Expected Life                                          5.0
Expected Volatility                                     207%
Expected Dividends                                    None

13.      Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash and cash equivalents, trade receivables and payable, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair values of long-term debt and long-term notes receivable were determined based on current rates at which the Company could borrow or advance funds with similar remaining maturities, which amount approximates their carrying value.

14.      Statements of Cash Flows Supplemental Disclosures

For the year ended June 30, 2001, the Company issued 287,714 shares of common stock through the conversion of a $100,000 loan from a Director. During the year ended June 30, 2001, the Company received $3,107,000 in loan proceeds. The loan with accrued interest, totaling $3,168,259, was converted to 10,537,529 shares of common stock during the year.

For the year ended June 30, 2000, the Company issued 3,120,000 shares of common stock in lieu of cash payments for certain services rendered. The value of such services was $767,000. The Company also issued 330,000 shares of common stock to employees exercising their stock options. The total price of the shares was $71,940 and was paid by the employees via promissory notes given to the company.

                                  June 30
                                  2001              2000             1999
                                  ----              ----             ----
Interest Paid                   $158,824             --               --
Income Tax Paid                    --                --               --

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)


15.      Authoritative Pronouncements


The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument are recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

SFAS No. 133, as amended by SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 17, 2000. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. The provisions of SFAS No. 133 are not to be applied retroactively to the financial statements of prior periods. Due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 has not had a significant effect on the Company's consolidated result of operations, financial position, or cash flows.

The FASB has issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets" in July 2001. These statements will change the accounting for business combinations and goodwill in two significant ways. First, SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. Second, SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this SFAS, which for the Company will be July 1, 2001. The Company expects that adoption of SFAS No. 142 will not have a material impact on its financial statements.

16.      Allowance For Bad Debts

For the
 Year                               Charged
 Ended            Balance-          to               Charged to                         Balance
June 30,          Beginning         Expense          Other Accts.      Deductions       Ending
--------          ---------         -------          ------------      ----------       -------
2001              $200,097          $  ---           $   ----          $   ----         $200 097
2000              $209,081          $  (8,984)       $   ----          $   ----         $200,097
1999              $ 66,900          $143,081         $   ----          $   ----         $209,081


17. Subsequent Events

On August 28, 2001, counsel for the Company sent a letter to Swartz stating that the Company viewed its agreement with Swartz (see Note 11) to be null and void, and that all outstanding warrants issued to Swartz under the agreement are cancelled. The letter cited the March 31, 2001 Current Issues and Rulemaking Projects Quarterly Update issued by the Securities and Exchange Commission as the basis for the Company's action. On September 7, 2001, Swartz filed a complaint in the State of Georgia seeking to enforce the agreement. If Swartz is successful, the Company may be liable for various termination fees under the agreement, as well as other costs and damages. The Company has discussed this matter with its counsel, believes it has a strong defense and intends to vigorously defend itself against this complaint.

18.      Equity Investment

The Company owns approximately 32% of the common shares of Iconix International, Inc. ("Iconix") and accounts for this investment on an equity basis. The following is summarized financial information of Iconix as of June 30, 2001 and 2000 and for each of the three fiscal years in the period ended June 30, 2001.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

                                                          2001          2000       1999

         Current assets                               $  44,790      $  70,000   $697,140
         Non current assets                             353,274        206,473    273,994
         Current liabilities                             26,692        221,656    210,524
         Non current liabilities                        353,274           0           0
         Net sales                                      147,939        613,082  1,720,752
         Gross profit                                   148,527        262,087    402,592
         Income (loss) from continuing operations      (664,210)      (602,845)   (57,385)
         Net income (loss)                             1,264,086      (602,845)   (57,385)


19.      Other Income

For the year ended June 30, 1998, the Company terminated an operating lease for office space. The landlord sued the Company for the remainder of the lease payments and certain termination penalties under the lease. The Company accrued and charged operations for approximately $530,000, which represented the estimated costs of the remaining lease payments and termination penalties. During the year ended June 30, 2001, the Company has been advised by its counsel that the landlord was able to rent the space and the Company is not liable for the rent payments and penalties. The Company has therefore reversed the accrual and recorded this as other income. The balance of approximately $103,000 is comprised of write-offs and reversals of the balances of various estimated costs and prepayments received from customers accrued in prior years for which the Company is no longer liable for payment or provision of goods.



20.      Quarterly Financial Data (Unaudited)

The following table presents certain unaudited results of operations data for the interim quarterly periods during the years ended June 30, 2001 and 2000 and for the quarter ended September 30, 2001. The Company believes that all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations in accordance with generally accepted accounting principles, have been made. The results of operations for any interim period are not necessarily indicative of the operating results for a full year or any future period.




            Sept. 30     June 30,   March 31,   Dec. 31,    Sept. 30,       June 30,    March 31,   Dec. 31,   Sept. 30,
              2001        2001       2001        2000         2000            2000        2000       1999        1999
            ---------   --------   --------    ---------    ---------        ------    --------   ---------   ---------
Revenues   $3,733,981  $3,259,746 $1,450,879    $ 359,379    $1,143,446    $(207,977) $   24,498  $ 149,500   $392,004

Gross
Profit     $2,467,407  $2,149,830 $  818,748    $  46,291    $  107,479    $ (41,141) $ (117,410) $ (51,129)  $184,536

Gross
Profit
Margin             66%         66%        56%          13%            9%          80%       -471%       -34%        47%

Operating
Income
(Loss)     $  982,707  $1,762,914 $ (143,496) $(1,496,927)    $(542,262) $(1,377,306) $ (828,086) $(777,551) $(361,090)

Net
Income
(Loss)     $  707,739  $2,507,622 $ (238,776) $(1,566,746)    $(597,835) $(2,756,009)  $(838,073) $(598,389) $(334,087)

Earnings
Per Share
 Basic          $.015       $0.09*     $(.01)       $(.07)        $(.03)       $(.13)      $(.04)     $(.03)      $(.02)
 Diluted        $.014       $0.09*     $(.01)       $(.07)        $(.03)       $(.13)      $(.04)     $(.03)      $(.02)


* earnings per share is based on weighted average number of common shares outstanding. However, the number of common shares outstanding changed significantly during the fourth quarter of 2001. Earnings per share for the quarter ended June 30, 2001, based on the 47,089,673 shares outstanding at June 30, 2001, is $.06 per share.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           Consolidated Balance Sheets


                                                           (Unaudited)
                                                               As At          As At
                                                          September 30,     June 30,
                                                               2001           2001
                                                              -----           ----
                                     ASSETS
CURRENT ASSETS
   Cash and cash equivalents                              $    639,799    $ 1,026,400
   Accounts receivable, net of allowance for
     doubtful accounts of $ 200,997                              2,812         16,578
   Due from related party                                   10,232,669      6,462,887
   Prepaid expenses                                            589,511        500,082
   Inventories                                                   8,865          2,452
   Other receivables                                           107,458        339,044
                                                          ------------    -----------
     Total Current Assets                                   11,581,114      8,347,443
                                                          ------------    -----------
PROPERTY AND EQUIPMENT, net                                    638,372        711,385
                                                          ------------    -----------
OTHER ASSETS
   Notes receivable                                             11,881         71,940
   License fees                                                 93,750        100,000
                                                          ------------    -----------
                                                              107,631         171,940
                                                          -----------     -----------
TOTAL ASSETS                                              $12,327,117     $ 9,230,768
                                                          ===========     ===========

           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                       $   970,934     $   959,022
   Accrued expenses                                           522,779         380,684
   Due to related party consultants                         1,657,026       1,627,026
   Short-term loan                                             97,491          94,150
   Other liabilities                                          400,162         451,299
                                                          -----------     -----------
     Total Current Liabilities                              3,644,392       3,510,181
                                                          -----------     -----------
OTHER LIABILITIES
   Related party loan payable                                 246,563         257,297
   Convertible debentures, net of discount                  1,293,383       1,274,030
                                                          -----------     -----------
                                                            1,539,946       1,529,327
                                                          -----------     -----------


STOCKHOLDERS' EQUITY
   Preferred stock, par value $.01 per share; authorized
     10,000,000 shares; issued -0- shares
   Common stock par value $.01 per share; authorized
     100,000,000 shares; issued 47,162,672 shares
     (June 30, 2001 - 47,089,673)                             471,627         450,897
   Additional paid in capital                              21,067,167      18,832,469
   Accumulated deficit                                    (14,387,944)    (17,080,108)
   Accumulated other comprehensive income (loss):
     Cumulative translation adjustment                        (11,287)        (11,214)
                                                          -----------     -----------
                                                            7,141,563       4,192,044
Less: Treasury stock, at cost, 78,420 common shares              (784)           (784)
                                                          -----------     -----------
       Total Stockholders' Equity                           7,140,779       4,191,260
                                                          -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $12,327,117     $ 9,230,768
                                                          ===========     ===========



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Operations


                                                (Unaudited)        (Unaudited)
                                                Three Months       Three Months
                                                   Ended              Ended
                                               September 30,      September 30,
                                                    2001               2000
                                                    ----               ----

SALES                                            $  3,733,981      $  1,143,446
COST OF SALES                                       1,268,574         1,037,967
                                                 ------------      ------------
                                                    2,467,407           107,479
                                                 ------------      ------------
OPERATING EXPENSES
   General and administrative                         538,211           382,472
   Related party consultants                          218,727           180,000
   Bad debts provision                                167,283              --
   Advertising                                             72              --
   Selling                                            538,702            73,765
   Depreciation                                        21,706            13,504
                                                 ------------      ------------
                                                    1,482,700           649,741
                                                 ------------      ------------
OPERATING INCOME (EXPENSE)                            982,707          (542,262)
                                                 ------------      ------------

OTHER INCOME (EXPENSE)
   Interest income                                      2,333             7,436
   Interest expense                                   (80,017)          (61,009)
   Other expense                                      (40,911)             --
                                                 ------------      ------------
                                                     (118,595)          (57,573)
                                                 ------------      ------------
INCOME (LOSS) BEFORE MINORITY INTERESTS               864,112          (597,835)
MINORITY INTERESTS IN SUBSIDIARY'S
LOSS                                                 (158,733)             --
                                                 ------------      ------------
NET INCOME (LOSS)                                $    707,379      $   (597,835)
                                                 ============      ============

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                              46,282,701        23,890,607
Diluted                                            49,060,521        23,890,607

EARNINGS (LOSS) PER COMMON SHARE:
Basic                                            $      0.015      $     (0.025)
Diluted                                          $      0.014      $     (0.025)




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows


                                                        (Unaudited)    (Unaudited)
                                                       Three Months   Three Months
                                                           Ended          Ended
                                                       September 30,  September 30,
                                                           2001           2000
                                                           ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)                                      $   707,379    $  (597,835)
Adjustments to reconcile net loss to net
cash used by operating activities:
   Depreciation and amortization                            80,665         73,392
   Noncash compensation expense on shares issued for
services                                                   108,727           --
   Noncash interest expense - convertible debenture         19,354         19,354
   Changes in operating assets and liabilities:
     Decrease (increase) in operating assets:
       Accounts receivable                                  13,766        (39,980)
       Due from related party                           (3,769,782)        73,233
       Prepaid expenses                                    (89,428)       (11,064)
       Inventories                                          (6,414)        18,071
       Other receivables                                   231,586         (9,215)
       Advance to director                                    --           (7,500)
       Other assets                                         60,059         20,129
     Increase (decrease) in operating liabilities:
       Accounts payable                                     11,912         19,782
       Accrued expenses                                    142,095         23,730
       Due to related party consultants                     30,000        150,000
       Other liabilities                                   (58,531)        56,507
                                                       -----------    -----------
   Net Cash Used by Operating Activities                (2,520,612)      (211,396)
                                                       -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                          (1,402)        (1,510)
                                                       -----------    -----------
   Net Cash Used by Investing Activities                    (1,402)        (1,510)
                                                       -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Cash received for shares issued                       2,146,700           --
                                                       -----------    -----------
     Net Cash Provided by Financing Activities           2,146,700           --
                                                       -----------    -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                    (11,287)           859
                                                       -----------    -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          (386,601)      (212,047)
                                                       -----------    -----------

CASH AND CASH EQUIVALENTS, beginning of period           1,026,400        919,091
                                                       -----------    -----------

CASH AND CASH EQUIVALENTS, end of period               $   639,799    $   707,044
                                                       ===========    ===========

NOTES

BASIS OF PRESENTATION

           The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to fairly present the interim financial information have been included. Results for the three months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in Tengtu International Corp. and Subsidiary's annual report on Form 10-K for the fiscal year ended June 30, 2001.

1. Principles of Consolidation

         Tengtu International Corp. (the "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's activities are carried out through Beijing Tengtu United Electronics Development, Co. Ltd. ("Tengtu United") a 57% owned Chinese joint venture company, and three subsidiaries, TIC Beijing Digital Pictures Co., Ltd. ("TIC Beijing") (wholly owned), Edsoft Platforms (Canada) Ltd. ("Edsoft Canada") (60.2% owned) and Edsoft Platforms (H.K.) Ltd. ("Edsoft H.K.") (wholly owned by Edsoft Canada). These companies engage in the following lines of business, primarily in China:

     -    development and marketing of e-educational system software;
     -    systems integration;
     -    sourcing and distribution of e-education course content; and
     - participation in the development of a central educational portal and repository.

           The Company contributed capital of $12,430,000 to Tengtu United in which its minority Chinese partner ("Tengtu China") has a 43% interest. No portion of the operating income has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company charges to income the loss applicable to the minority interests that is in excess of the minority's interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

2. H.K.$2,000,000 Loan to Edsoft Canada

           In July 1999 a group of private investors, advanced $250,000 to Edsoft Canada as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into shares of the Company's $.01 par value per share common stock ("Common Stock") at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002.

3. Convertible Debentures

           On December 23, 1999, the Company received cash in the amount of $1,500,000 in exchange for a four year floating debenture ("Debenture") convertible into shares of Common Stock and a separate common stock warrant ("Warrant") for the purchase of 1,500,000 shares of Common Stock. The Debenture is due December 17, 2003 and provides for accrual of interest beginning December 17, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 5.25% as at September 30,
2001). The Debenture is convertible into the Company's Common Stock at a conversion price of $1.00 until December 23, 2001, $2.00 until December 23, 2002 and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's Common Stock at the then existing market price minus twenty percent.

           The Warrant gives the holder the right to purchase 1,500,000 shares of Common Stock at $2.00 per share until December 23, 2001 and $4.00 thereafter. The Warrant shall become void on December 23, 2002. In connection with the purchase of the Debenture and Warrant, the Company and the investor entered into an Investor Rights Agreement which provides the holder of the Debenture, Warrant or the shares of Common Stock issued upon conversion or exercise thereof, with registration and certain other rights.

           Because no portion of the price paid for the Debenture was for the Warrant, the Warrant was assigned a value by the Company and the Debenture was discounted by that amount. The financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were issued, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00 per share. Therefore, the Warrant had a value between $.00 and $.60 per share and the Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture ($1.5 million) and the Warrant ($450,000) was therefore $1.95 million. The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million).

           On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full-adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Because the Debenture was immediately convertible, the full discount was charged to interest expense for the fiscal year ended June 30, 2000.

4. Related Party Transactions

           All of Tengtu United's business with any government entity is conducted through Tengtu China and Tengtu China operates the Chinese joint venture. At September 30, 2001, Tengtu United had a receivable balance due from Tengtu China of $10,391,402 (September 30, 2000 - $96,980).

           During the quarter ended September 30, 2001, the Company advanced $30,000 to its officers; this amount is included in other receivables (September 30, 2000 - $7,500).

           During the quarter ended September 30, 2001, the Company incurred consulting expenses of $218,727 from officers and directors of the Company or companies controlled by these officers and directors (September 30, 2000 - $180,000). $188,727 of the balances owed to these parties were paid in the quarter ended September 30, 2001 (September 30, 2000 - $30,000).

           In October 1999, the Company entered into a consulting agreement with Comadex Industries, Ltd. ("Comadex") to retain the services of Pak Kwan Cheung as Chairman of the Board of Directors and Chief Executive Officer. The terms of the agreement include the following: (1) Comadex will receive a consulting fee of $10,700 per month, inclusive of the Canadian General Services Tax; (2) Comadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for the Company; (3) Comadex shall receive 1% of the Company's net profits if the Company exceeds pre-set profit targets and its audited pre-tax profits exceed that target(s) - no such targets have been set as of June 30, 2001 by the Board of Directors; (4) Comadex shall receive certain payments in the event the agreement is terminated without cause or if the Company is merged into or acquired by another company. A charge to compensation expense of $30,000 was recorded in the quarter ended September 30, 2001.

           The Company entered into a consulting agreement, dated April 1, 2000, with 1334945 Ontario Limited ("Ontario") to retain the services of Gregory Mavroudis as the Company's Executive Vice President of Business Development. The terms of the agreement include the following: (1) the agreement expires on April 1, 2002; (2) Ontario is to receive $10,000 per month for the term of the agreement; (3) Ontario is to receive 250,000 shares of Common Stock of which 27,000 shares were to vest at the six month anniversary of the agreement, 112,500 at the twelve-month anniversary and an additional 112,500 at the twenty four month anniversary; (4) Ontario is to receive options to purchase 37,500 shares of Common Stock within 90 days of the six month anniversary of the agreement and an additional 37,500 options between 90 and 180 days after the six month anniversary of the agreement - the agreement also provides for additional options once a new stock option plan is adopted by the Company's Board of Directors; and (5) the Company may terminate the agreement at any time for cause and with a penalty without cause. The agreement was amended to increase the number of shares of Common Stock Ontario is to receive by 100,000; to increase the number of options to purchase shares by 100,000 and to increase the termination penalty without cause to $120,000 if the Company's share price is below $3.00. A charge to compensation expense of $30,000 was recorded in the quarter ended September 30, 2001.

           Under a contract between the Company and Orion Capital Inc., ("Orion") a significant shareholder of the Company, William Ballard will provide consulting services to the Company for a twenty-four month period that commenced in December 2000. As compensation for the services, the Company agreed to issue Orion 20,834 shares of Common Stock each month. During the quarter ended September 30, 2001, 60,502 shares of Common Stock were issued to Orion and a charge to compensation expense of $91,405 was recorded.

5. Equity Line

           On October 27, 2000, the Company entered into an investment agreement with Swartz Private Equity L.L.C. ("Swartz") (the "Investment Agreement"). The Investment Agreement entitled the Company to issue and sell up to $30 million of Common Stock to Swartz subject to a formula based on the Common Stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1, which occurred during the during the quarter ended December 31, 2000. The Company did not sell any Common Stock to Swartz under the Investment Agreement.

           As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of Common Stock exercisable at $.745 per share until October 27, 2005. The warrant was valued using the Black-Scholes option valuation model and $558,654 was recorded as an addition to capital and a prepaid expense. The prepaid expense continues to be amortized over the term of the Investment Agreement with $46,548 charged to operations for the quarter ended September 30, 2001. The warrant contained a re-pricing mechanism. Under this provision, Swartz exercised warrants to purchase 100,000 shares of Common Stock at a price of $0.285 per share during the quarter ended September 30, 2001.

           On August 28, 2001, counsel for the Company sent a letter to Swartz stating that the Company viewed its agreement with Swartz to be null and void, and that all outstanding warrants issued to Swartz under the agreement are cancelled. Swartz commenced a lawsuit in Federal District Court for the Northern District of Georgia seeking to enforce the agreement. If Swartz is successful, the Company may be liable for various termination fees under the agreement, as well as other costs and damages. The Company has discussed this matter with its counsel, believes it has a strong defense and intends to vigorously defend itself against this complaint.

6. Equity Investment

           On October 6, 2000, the assets of Iconix International, Inc. ("Iconix") (32% owned by the Company) were sold for $7,000,000 (Canadian). The Company is to receive a cash distribution of approximately $580,000 from the proceeds of the sale of the assets; to date the Company has received $219,488 of these proceeds. Collection of the balance is doubtful due to financial difficulties experienced by the purchaser of the assets.

7. Equity Transactions

           On August 10, 2001, the Company closed the sales of 502,601 shares of Common Stock to investors in a private placement for $618,200. The additional investors were granted registration rights to the new shares.

           On August 2, 2001, the Company closed the sales of 1,219,512 shares of Common Stock to Bestler International Limited )"Bestler") for the benefit of an accredited investor, for $1,500,000. Bestler was granted registration rights in connection with this investment.

           Pursuant to a contract with Orion William Ballard is to provide consulting services to the Company for a 24-month period that commenced in December 2000. As compensation for the services provided under the consulting agreement, the Company is obligated to issue Orion 20,834 shares of Common Stock each month. During the quarter ended September 30, 2001, the Company issued 62,502 shares of Common Stock to Orion recording a compensation expense of $91,045.

           Swartz exercised warrants to purchase 100,000 shares of Common Stock at a price of $0.285 per share during the quarter ended September 30, 2001.

(f) SELECTED FINANCIAL DATA

           The following is selected summary financial information for the past five years of our operations presented on a consolidated basis.

                                                    FOR THE FISCAL YEAR ENDED JUNE 30,

                                  2001             2000         1999           1998           1997
                                --------         --------     -------         --------      --------

Total Assets                  $ 9,230,768     $ 2,407,842   $ 1,911,912     $ 2,871,926    $ 7,763,961

Total Sales                     6,213,450         358,026       624,121       3,223,170      2,137,066

Income (loss) from                104,266     (4,701,285)   (1,886,399)     (4,402,014)    (3,929,390)
Continuing Operations

Income (loss) from Continuing        .004           (.23)         (.10)           (.23)          (.22)
Operations per Common Share

Dividends Declared per                  0               0             0               0              0
Common Share

(g)  SUPPLEMENTARY FINANCIAL INFORMATION

Selected Quarterly Financial Data

           The following supplementary financial information is provided for the periods since we have been required to report on Form 10-Q.


                                                    Fiscal Quarter Ended

                  Sept 30,     Jun 30,     Mar 31,      Dec 31,      Sept 30,     Jun 30,         Mar 31,      Dec 31,    Sept 30,
                    2001        2001        2001          2000        2000         2000            2000         1999       1999

Total Sales      $3,733,981  $3,259,746    $1,450,879    359,379     $1,143,446    $(207,977)    $ 24,498    $ 149,500    $ 392,004

Gross Profit
  (loss)          2,467,407   2,149,830       818,748        46,291    107,479       (41,141)    (117,410)     (51,129)     184,536

Income (loss)
  before            707,739   2,507,622      (238,776)   (1,566,746)  (597,835)   (1,377,306)    (828,086)    (777,551)    (361,090)
  extraordinary
  items

Income (loss)          .015         .09*         (.01)         (.07)      (.03)         (.13)        (.04)        (.03)        (.02)
from continuing
operations per
common share

* earnings per share is based on weighted average number of common shares outstanding. However, the number of common shares outstanding changed significantly during the fourth quarter of 2001. Earnings per share for the quarter ended June 30, 2001, based on the 47,089,673 shares outstanding at June 30, 2001, is $0.06 per share.



(h) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes, which are included elsewhere in this prospectus.

OVERVIEW

          Through our 57% owned Chinese joint-venture company Tengtu United, we are the leading provider of distance learning and e-education solutions, training and methodologies, in support of China's goals to modernize it's K-12 education system.

           China is a large country with a large population; 800,000 K-12 schools serve an estimated 250 million students. China has set a number of priorities to modernize its educational system, to develop a position and capability for its domestic needs and for the competitive international marketplace. China's government has declared that one of its major initiatives is to provide students and teachers with access to education databases and course instruction through the use of computers and the Internet.

           Effective June 2000, Tengtu United's application software, known as the Total Solution platform, was officially endorsed and recommended by the Chinese Ministry of Education for use in China's K-12 schools. Tengtu United's Total Solution platform makes available via Intranet or Internet a comprehensive set of tools for computerized class instruction, on-line learning, school office administration, and management of educational and multimedia resources. The Total Solution platform is designed, in co-operation with National Center for Audio/Visual Education of the Chinese Ministry of Education, to accommodate broadband Internet connections via satellite and cable and is an ideal tool to support distance learning. Partners in this platform include companies such as Microsoft (China), Ltd., Netopia, Inc. and other leading specialist software companies.

           The Total Solution platforms are being installed under Operation Morning Sun, a project awarded to Tengtu United by the Chinese Ministry of Education and through contracts with provincial education ministries.


           In April, 2001 Tengtu United entered a cooperation agreement with the Ministry of Education under which Tengtu United agreed to be the Ministry's operating and development partner for its distance learning network in China and the national K-12 Chinese Broadband Education Resource Centre and to co-ordinate various departments of the Ministry of Education.

           In the fiscal year ended June 30, 2001 Tengtu United launched Operation Morning Sun in over 20 provinces, installing 3,017 Total Solution platforms in Phase I of the project. Approximately 2,400 of these 3,017 Total Solution Platforms were installed in the last quarter of fiscal 2001. In the first quarter of fiscal 2002 (three months ended September 30, 2001), 1,743 Total Solution platforms were installed. Installations were less than in the previous quarter, due to the fact that schools were closed for the July and August summer break.

           In fiscal 2001 and the first quarter of 2002, sales were derived primarily from the sale of Total Solution platforms. Other sales consisted of ancillary products, consulting services, education CD-ROMs and sales of Edsoft H.K. e-education products in Hong Kong.

           All of Tengtu United's operations in China are carried out by our joint venture partner, Tengtu China.

           As Operation Morning Sun is expanded, provincial education ministry contracts are signed and the CBERC project is launched, Tengtu United will benefit from a number of revenue sources, including:

           1. E-education application software. Each K-12 school in China requires e-education application software such as Tengtu United's Total Solution platform.

           2. CBERC connectivity fees for K-12 schools with e-education curriculum content and other learning resources - annual connectivity fees will be between $125 and $604 per school.

           3. User fees for students studying outside of K-12 school system. The Chinese government has identified a market of over 40 million students for the delivery of on-line secondary school courses.

         In August, 2001, Tengtu United, through Beijing Tengtu Tian Di Network Co., Ltd., entered into a Cooperation Agreement with the Chinese Ministry of Education and the ShanDong Province to establish a regional e-education network referred to as the "School to School Connection." The Cooperation Agreement states that all elementary and secondary schools in the ShanDong Province, of which there are approximately 40,000, are to become part of the CBERC and that the parties are to cooperate in the establishment of a "Main-Trunk Network."

         Utilization fees under the Cooperation Agreement are to be collected every six months as follows: RMB 500 ($60) per month for senior high schools; RMB 300 ($36) per month for junior high schools; and RMB 200 ($24) per month for elementary schools. Initially, 65% of the utilization fees are to be paid to Tengtu United. Once Tengtu United has recouped its total investment in the project, the distribution of such fees may be reviewed and revised.

LIQUIDITY AND CAPITAL RESOURCES FOR THE FISCAL YEARS ENDED JUNE 30, 2001, 2000 AND 1999

Fiscal Year Ended June 30, 2001
-------------------------------

         For the fiscal year ended June 30, 2001, net cash used by operating activities totaled $7,967,658.

         The net income for the year, $104,266, included such non-cash items as depreciation and amortization ($286,468), non-cash compensation expenses associated with the issue of common shares for services ($987,846), and non-cash interest expense related to convertible debentures ($79,695), resulting in a net cash increase of $1,458,275.

         This increase in cash was offset by increases in operating expenses associated with the completion of Phase I and start of Phase II of Operation Morning Sun. Operation Morning Sun required $7,292,763 in working capital to complete the installation of the 3,017 "Total Solution" platforms and prepare for the start of Phase II of the project. The accounts receivable balance related to the installation of the Phase I platforms was the most significant component of this working capital requirement at $4,292,518. Collection of these balances under Operation Morning Sun is longer than under normal business terms due to the funding process inherent in the Chinese education system. The Company is working with its joint venture partner, Tengtu China, and the Chinese Ministry of Education to ensure the balances are collected in a timely manner. In addition to the working capital required for Operation Morning Sun, the Company advanced $1,000,000 to start work on the CBERC project.

         Prepaid expenses increased due to the recording of a prepaid financing expense. Other receivables increased because of recoverable taxes paid by Tengtu United on certain purchases. The decrease in accounts payable is related to a $632,974 reversal of accrued balances in the past years including a lawsuit with a former landlord in China that has been resolved with minimum liability.

         Net cash used in investing activities was minimal; $7,013 was used to purchase various office equipment.

         Net cash flow from investing activities was $6,087,200. The funds were used primarily to fund the start of Operation Morning Sun and the CBERC project.

         The net cash flows from financing activities exceeded the funds used to launch the Operation Morning Sun, start the CBERC project and support other corporate activities by $112,529. After taking into consideration a negative foreign exchange effect of $7,221, cash increased by $107,309 to $1,026,400.

         Subsequent to year-end, we sold a total of 1,722,113 shares of common stock for $2,118,200 or $1.23 per common share. $1,500,000 of these funds were used to fund the start of Tengtu United's new contract in China with the ShangDong Province, and the remainder is being used for general corporate purposes.


Fiscal Year Ended June 30, 2000
-------------------------------

         For the fiscal year ended June 30, 2000, net cash used by operating activities totaled $1,187,677, including a net loss of $4,701,287, and depreciation and amortization of $266,614. Accounts receivable, prepaid expenses, inventories, and other assets decreased by $22,398, $26,188, $16,377 and $28,390 respectively, primarily due to a write down of obsolete inventory, scaling down and the product refocusing of Tengtu United operations during the year. Accounts payable, accrued expenses, due to related party consultants and other liabilities increased by $90,249, $14,384, $357,477 and $366,267, respectively. To conserve cash, we deferred payment to consultants and senior management until a major financing.

         During the year, we issued common stock for services totaling
$947,813 and recorded an interest expense due to a beneficial conversion feature of $1,194,334 on the $1.5 million convertible debenture issued during the year.

         Net cash used by investing activities amounted to $42,535 primarily due to acquisitions of equipment for the start-up operations of Edsoft H.K. Funds generated by financing activities during the year included the $1,500,000 convertible debenture, $258,064 from an Edsoft H.K. shareholder and $100,000 from a director. During the year, we issued shares for $177,725.

         We incurred a net loss of $4,701,285 for the year ended June 30, 2000, and, as of that date, had a working capital deficiency of $2,886,444. During the fiscal year ended June 30, 2000, we continued a restructuring and reduction of operating expenses to a minimum and deferred payments of consulting and management fees.

         We issued a convertible debenture of $1.5 million and received $250,000 ($150,000 for shares and a $100,000 short term loan) from a shareholder/director. On October 6, 2000, Iconix sold all of its assets.

         During the fiscal year ended June 30, 2000, Tengtu China continued to provide funding for Tengtu United's operations and the "Total Solution" platform was being shipped and installed in China.

Fiscal Year Ended June 30, 1999
-------------------------------


         For the fiscal year ended June 30, 1999, net cash used by operating activities totaled $232,878, including net loss of $1,886,399, and depreciation and amortization of $292,808. Prepaid expenses, inventories, advances to suppliers and other receivables decreased by $7,307, $191,164, $122,417, $13,382, respectively, primarily due to a write down of obsolete inventory and scaling down and product refocusing of Tengtu United operations during the year. Accounts receivable, other assets, and advance to director increased by $76,644, $44,307 and $30,000, respectively, primarily due to longer terms extended to customers and an advance of $30,000 to an Officer. Due from investee (Iconix) decreased by $50,000 due to a loan repayment from the investee. Accounts payable, accrued expenses and due to related party consultants increased by $87,617, $53,019 and $481,124, slightly offset by other liabilities by $1,768.

         To conserve cash, we deferred payments to consultants and senior management. At the end of the fiscal year ended June 30, 1999, we set up a provision for bad debt of another $143,081 for overdue receivables. During the fiscal year ended June 30, 1999, we issued common stock for services of $303,813 and recorded the decrease of investment at equity of $67,274 due to the losses of the investee (Iconix).

         Net cash used by investing activities amounted to $63,959 primarily due to acquisitions of machinery and equipment for the animation center at TIC Beijing. There were no funds generated by financing activities during the fiscal year ended June 30, 1999.

FISCAL YEAR 2001, 2000 AND 1999 COMPARATIVE OPERATING RESULTS

Revenues
--------

                     2001                    2000                    1999
                    ------                  ------                  ------
                  $6,213,450               $358,026               $624,121

         Our sales increased in 2001, due to the start of Operation Morning Sun, under which 3,017 "Total Solution" platforms were sold at an average price of $1,761 for total revenue of $7,314,534 or 85.5% of sales. Sales of other e-education products and services through Tengtu United were $539,437 or 8.7% of sales. Tengtu United's operations accounted for 95.9% of sales. Sales of educational software and services by Edsoft H.K. were $218,643 or 3.5% of sales. Other miscellaneous revenue from TIC Beijing accounted for the remaining $140,805 in revenue.

         Revenue in both 2000 and 1999 was depressed due to the downsizing and product refocusing of Tengtu United's operations and the delay of "Total Solution" platform shipments and installations caused by our inability to attract financing to the projects. In 2000 and 1999 we derived our revenues from systems integration, educational and entertainment software, and animation businesses. Revenue in 2000 from Tengtu United was $232,668 and miscellaneous revenue from TIC Beijing was $127,358.

Gross Profit (Loss)
-------------------

                    2001                      2000                    1999
                   ------                    ------                  ------
                  $3,122,348               $(148,839)             $(147,487)

         The gross profit in 2001 was attributable primarily to the 3,017 "Total Solution" platforms sold. The gross margin for these items, at 49.1%, was $2,609,639 or $864 per platform. Gross margins on the other e-education products and services was $512,709 or 57%.

Research and Development Expenses
---------------------------------

                   2001                      2000                  1999
                  ------                    ------                ------
                  $   0                     $   0                 $1,440


         No research and development expenses were undertaken by us in 2001 as we focused our activities on launching of Operation Morning Sun. No or minimal research and development expenses were recorded by us in 2000 and 1999 because such activities were funded by Tengtu China, our joint venture partner.

General and Administrative Expenses
-----------------------------------

                     2001                      2000                  1999
                    ------                    ------                ------
                  $2,014,899                $1,537,833            $699,582

         General and administrative expenses increased in 2001 from fiscal 2000 due to increased activities in Tengtu United associated with the launch of Operation Morning Sun. General and administrative expenses increased in 2000 from fiscal 1999 primarily due to approximately $300,000 in financing costs incurred for the $1.5 million convertible debenture sold in 2000, Edsoft H.K.'s start-up expenses and the introduction of the "Total Solution" platform.


Related Party Consultants
-------------------------


                     2001                      2000                  1999
                    ------                    ------                ------
                  $ 829,772                 $1,492,813            $ 774,879

         Related party consultants' expense decreased in 2001 from fiscal 2000 primarily due to the reversal of certain expenses accrued in 2000 in the amount of $300,000. Related party consultants' expenses increased in 2000 from fiscal 1999 primarily due to non-cash compensation expense of $750,000 and accrued consultant fees of $80,000 for an Officer.


Bad Debt
--------

                    2001                      2000                   1999
                   ------                    ------                 ------
                  $163,684                  $ (8,984)              $143,347

         Bad debt expenses in 2001 relate to products and services sold earlier in the year by Tengtu United as Operation Morning Sun was launched. There was a bad debt recovery of $8,984 in fiscal 2000 from an over-provision of $143,347 in fiscal 1999.


Advertising Expense
-------------------

                    2001                      2000                   1999
                   ------                    ------                 ------
                  $ 39,406                  $ 28,991               $   19

         Limited amounts were spent in 2001 and 2000 on advertising to promote the "Total Solution" platform in China. Advertising expenses were minimal in fiscal 1999 due to the downsizing and product refocusing of Tengtu United's operations.

Selling Expense
---------------

                    2001                      2000                  1999
                   ------                    ------                ------
                  $602,132                  $ 74,819              $ 52,671

         In each fiscal year selling expenses related almost entirely to the launch of Operation Morning Sun by Tengtu United and in 2001 is also attributable to setting up offices in various provinces and providing training to purchasers. Limited amounts were spent in 2000 and 1999 due to downsizing and product refocusing of Tengtu United's operations on the "Total Solution" platform. As the "Total Solution" platform was made available and Phase I of Operation Morning Sun was launched in 2001, selling costs increased accordingly.


Depreciation and amortization
-----------------------------

                    2001                      2000                  1999
                   ------                    ------                ------
                  $ 57,910                  $ 58,698              $ 43,217

         During the downsizing and product refocusing of Tengtu United's operations in 1999 and 2000, joint venture partner Tengtu China took over management of Operation Morning Sun on behalf of the joint venture. Accordingly, we have not made any significant purchases of equipment in the past three years and depreciation and amortization expenses have remained at consistent, low levels.


Equity earnings in investee
---------------------------

                    2001                      2000                  1999
                  ------                    ------                ------
                $ 219,488                  $(80,147)            $(67,274)

         The equity earnings in investee relate to our investment in Iconix. The 2001 balance reflects a distribution received from Iconix on the sale of its assets of $219,488.

Interest expense
----------------

                   2001                      2000                   1999
                  ------                    ------                 ------
                $(176,111)                $(1,311,373)              $  0

         Interest expense of $1,311,373 in fiscal 2000 was due to a non-cash interest expense on the convertible debenture issued during that year.

Other income
------------


                   2001                      2000                   1999
                  ------                    ------                 ------
                $ 632,974                 $ 2,240               $  37,585

         Other income in 2001 relates to a reversal of accrued amounts in the past years including a lawsuit with a former landlord that has been resolved with minimum liability.

Minority interest in subsidiary's loss
---------------------------------------


                   2001                      2000                       1999
                  ------                    ------                     ------
                  $   0                    $ (28,200)                 $   0


         The minority interest in subsidiary's loss of $28,200 in fiscal 2000 was due to the start- up loss of Edsoft H.K.. No minority interest in Tengtu United's operating profit or Edsoft H.K.'s losses was recorded as these two subsidiaries have deficits.





LIQUIDITY AND CAPITAL RESOURCES FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2001 AND 2000

Three Months Ended September 30, 2001
-------------------------------------------

           For the three months ended September 30 2001, net cash used by operating activities totaled $2,531,825.

         The income before minority interest for the period, $864,112, included such non-cash items as depreciation and amortization ($80,665), non-cash compensation expenses associated with the issue of shares of Common Stock for services ($108,727), and non-cash interest expense related to convertible debentures ($19,353), resulting in a net cash increase of $1,072,867.

           This increase in cash was offset by increases in operating assets associated with the start of Phase II of Operation Morning Sun. Operation Morning Sun required $1,488,516 in working capital for operation in the quarter, due mainly to delays in collecting accounts receivable related to sales in the fourth quarter of fiscal 2001. Collection of these balances under Operation Morning Sun is longer than under normal business terms due to the funding process inherent in the Chinese education system. We are working with our joint venture partner, Tengtu China, and the Chinese Ministry of Education to ensure the balances are collected in a timely manner. In addition to the working capital required for Operation Morning Sun, we advanced $1,000,000 to start work on the CBERC project and $1,440,000 on signing of the ShanDong province contract. These funds are being used to develop curriculum and broadcast material for the CBERC and a local portal and content for the ShanDong province contract.

           Net cash used in investing activities was minimal; $1,402 was used to purchase office equipment.

           Net cash flow from financing activities was $2,146,700. The sources of these funds included a private placement of Common Stock in August 2001 under which we sold a total of 1,722,113 shares of Common Stock for $2,118,199 or $1.23 per common share. $1,440,000 of these funds were used to fund the start of Tengtu United's new contract in China with the ShanDong province, and the remainder is being used for general corporate purposes. In addition, Swartz Private Equity, LLC exercised warrants to purchase 100,000 shares of Common Stock at a price of $0.285 per share during the quarter ended September 30, 2001. (See Legal Proceedings)

Three Months Ended September 30, 2000
-------------------------------------------

           For the fiscal quarter ended September 30, 2000, net cash used by operating activities totaled $211,396, including net loss of $597,835 and depreciation and amortization of $73,392. Accounts receivable, prepaid expenses, advance to director and other receivables increased by $39,980, $11,064, $7,500 and $9,217, respectively, primarily due to the increase in sales activities at Edsoft H.K., establishing a Toronto office and a $7,500 advance to a director. Non-cash interest expense increased by $19,354 due to amortization on the convertible debentures issued in December, 1999. Due from related party, inventories and other assets decreased by $73,233, $18,071 and $20,129, respectively, primarily due to a loan repayment from a related party, sale of inventory and a reduction in rent deposits.

           Accounts payable, accrued expenses, due to related party consultants and other liabilities increased by $19,782, $23,730, $150,000, $56,507, respectively, due to deferral of legal and consultants fees and accrual of interest expenses on related party loans.

           To conserve cash, we did not pay our senior management and consultants. Therefore, amounts due to related party consultants and management increased by $150,000 during the quarter for an accumulated total of $1,627,026.

           Cash used by investing activities amounted to $1,510 due to a purchase of equipment by TIC Beijing.

           There were no financing activities during the fiscal quarter ended September 30, 2000.


OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 and
2000


Revenues
----------

                     2001                     2000
                    ------                   ------
                  $3,733,981               $1,143,446

Three Months Ended September 30, 2001

           Tengtu United sales for the three months ended September 30, 2001 were $3,717,001. 91% of these sales were derived from sales to 2,693 schools under Operation Morning Sun. This total included installing Total Solution platforms in 1,678 schools and installing Total Solution platforms with satellite equipment in 65 schools (revenue of $3,181,325), selling educational CD-ROMs to 650 schools ($63,768 in revenue) and shipping satellite equipment to 300 schools ($147,608). Most of this activity took place in late August and September 2001 due to fact that schools were closed for the July and August summer break.

           Other sources of revenue for Tengtu United include installation projects in Inner Mongolia and Henan province ($257,596), sale of Microsoft products ($41,391) and other sales ($23,843).

           Sales of educational software and services by Edsoft H.K. and TIC Beijing were $22,450.

Three Months Ended September 30, 2000

           Sales increased by 571.4% from $170,303 for the fiscal quarter ended June 30, 2000 to $1,143,446 for the fiscal quarter ended September 30, 2000 primarily due to a significant increase in installations of the Total Solution platform and Multimedia Digital Classroom by Edsoft H.K.

Gross Profit (Loss)
--------------------

                    2001                      2000
                   ------                    ------
                  $2,467,407               $107,479

Three Months Ended September 30, 2001

           Overall gross margins associated with sales under Operation Morning Sun were 72%: 76% for Total Solution platforms, 36% for satellite equipment and 2% for educational CD-ROMs. Costs of Total Solution platforms were lower in this quarter compared to fiscal 2001 primarily because the Microsoft operating system was not required in most platforms sold. This was due to the fact that most of the school computers where the platforms were installed in this quarter were already equipped with appropriate operating software.

           Gross margins on other sales were 9% on installation projects, 36% on Microsoft products resulting in an overall gross margin on non-Operation Morning Sun sales of 19%.

           The loss on sales by Edsoft H.K. and TIC Beijing was $41,781.

Three Months Ended September 30, 2000

          We recorded a gross profit of $107,479 or 9.4% for the fiscal quarter ended September 30, 2000. This was an improvement from a gross loss of $1,333 for the fiscal quarter ended June 30, 2000. The gross margin was lower because of special promotion prices for the Total Solution platforms and low margins earned on system integration services performed by Tengtu United.

General and Administrative Expenses
--------------------------------------

                     2001                      2000
                    ------                    ------
                  $538,211                  $382,472

Three Months Ended September 30, 2001

           The general and administrative expenses incurred by Tengtu United amounted to $102,825 and were comparable to previous periods. The major components of the remaining balance were legal fees and travel expenses in activities in our Toronto and Vancouver offices.

Three Months Ended September 30, 2000

           General and administrative expenses were only $382,472 for the fiscal quarter ended September 30, 2000, primarily due to lower professional and financing fees, as compared to prior periods.

Related Party Consultants
--------------------------

                     2001                      2000
                    ------                    ------
                  $ 218,727                 $180,000


           Related party consultants' expense increased due to staff added to manage accelerating technical developments and financing activities in North America.

Bad Debt Provision
--------------------

                    2001                      2000
                   ------                    ------
                  $167,283                  $    -

           The balance in the quarter ended September 2000 represents an estimate of potential bad debts associated with sales by Tengtu United in the first quarter. This provision is included in due from related party.

Selling Expense
----------------

                    2001                      2000
                   ------                    ------
                  $538,702                  $ 73,765

           In the three months ended September 30, 2001, selling expenses related almost entirely to the launch of Phase II of Operation Morning Sun by Tengtu United. A primary component of these expenses relates to setting up offices in various provinces and providing training to clients. As a percentage of sales, selling expenses are higher in the first quarter of each fiscal year because the schools are closed in July and August.

Depreciation and amortization
------------------------------

                    2001                      2000
                   ------                    ------
                  $ 21,706                  $ 13,504

           As Tengtu China manages our joint venture in China, we have not made any significant purchases of equipment in the past three years and depreciation and amortization expenses have remained at low levels.


(i) CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

           Our accountants have not resigned or declined to stand for re-election and have not been dismissed in the past two fiscal years or during the subsequent period.

(j) QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We operate through subsidiaries located in Beijing and Hong Kong, China; the administrative offices are located in Vancouver and Toronto, Canada. We grant credit to customers in these geographic regions.

         We perform certain credit evaluation procedures and do not require collateral. We believe that credit risk is limited because we routinely assesses the financial strength of our customers, and based upon factors surrounding the credit risk of our customers, establish an allowance for uncollectible accounts and, as a consequence, believe that our accounts receivable credit risk exposure beyond such allowances is limited.

           We established an allowance for doubtful accounts at September 30, 2001 and 2000 of $200,097. We believe any credit risk beyond this amount would be negligible.

           At September 30, 2001, the we had $530,614 of cash in banks uninsured.

           We do not require collateral or other securities to support financial instruments that are subject to credit risk.

           For the three months ended September 30, 2001, approximately 99% of sales were generated through Tengtu United. Receivables related to these sales transactions are grouped together with amounts due from a related party, Tengtu China, in the Company's financial statements. For the three months ended September 30, 2001 and 2000, no customer accounted for more than 10% of total sales.

MARKET RISK SENSITIVE INSTRUMENTS
--------------------------------------------------

FINANCIAL INSTRUMENT               CARRYING VALUE       FAIR VALUE
--------------------               --------------      ------------

Instruments entered into for
  trading purposes

NONE

Instruments entered into for
other than trading purposes

     Cash and Cash equivalents
          United States              $  109,184         $  109,184
          Foreign                       530,614            530,614
                                     ----------         ----------
                  Total              $  639,799         $  639,799
                                     ==========         ==========

     Accounts receivable, net

         United States               $     --           $      --
          Foreign                         2,812              2,812
                                     ----------         ----------
                                     $    2,812         $    2,812
                  Total              ==========         ==========

     Accounts payable
          United States              $  852,621         $  852,621
          Foreign                       118,313            118,313
                                     ----------         ----------
                  Total              $  970,934         $  970,934
                                     ==========         ==========

           The financial instruments are short-term and are not subject to significant market risk. Substantially all financial instruments are settled in the local currency of each subsidiary, and therefore, the Company has no substantial exposure to foreign currency exchange risk. Cash is maintained by each subsidiary in its local currency.

(k) DIRECTORS AND EXECUTIVE OFFICERS

         The following are the names, ages and current principal position(s) and office(s), if any, with us of each of our current directors. Each of the directors set forth below was elected at our annual shareholders meeting on November 27, 2001.

                                 CURRENT PRINCIPAL POSITION(S)
NAME                   AGE       AND OFFICE(S)
--------------------------------------------------------------------------------
Pak Kwan Cheung          51          Chairman of the Board of Directors and
                                          Chief Executive Officer

John Watt                55          Director and President

Jing Lian                49          Director and Vice President

William Ballard          54          Director and Consultant

Yung Sang                36          Director

John McBride             43          Director

Michael Nikiforuk        47          Director

Zhang Fan Qi             43          Director

Bin Huang                35          Director

Peter Soumalias          50          Director


         The following is a description of the qualifications and experience of each of our current Directors:

         PAK KWAN CHEUNG is the Chairman of the Board of Directors and Chief Executive Officer. During the past five years, Mr. Cheung has served and continues to serve as President of Bluelake Industries, Ltd., Seattle, Washington, and Comadex Industries, Ltd., Vancouver, Canada . Both companies are computer technology and software firms. Mr. Cheung has served as our Chairman of the Board and Chief Executive Officer since June, 1996. Mr. Cheung received an M.B.A. degree from University of British Colombia and was the founder of Comadex and Bluelake Industries, Ltd. Mr. Cheung has 25 years experience in computer hardware, software and systems integration, principally in China.

         JOHN WATT is a member of our Board of Directors and our President. Mr. Watt has served as a Director since June, 1996 and was appointed Executive Vice President on September 17, 2000 prior to being appointed President on July 1, 2001. Mr. Watt has been President of John D. Watt & Associates, Ottawa, Canada, a consulting firm specializing in media and entertainment industries, from 1995 to July 1, 2001. He graduated with a B.A. degree from Sir Wilfred Laurier University before earning his L.L.Th. in post-graduate studies at University of Toronto and a Marketing Management Diploma from George Brown College, Toronto.

         JING LIAN is a member of our Board of Directors and a Vice President. During the past five years, Mr. Lian has been Vice-President of Bluelake Industries, Ltd., Seattle, Washington. Mr. Lian has served as a Director and Vice President since June 1996. Mr. Lian is also the President of our TIC Beijing Digital Pictures, Ltd. subsidiary and is the founder and Secretary of the Chinese Educational Software Council. Mr. Lian received an M.S. degree in Computer Science from Tsing Hua University, Beijing, China. Mr. Lian was a also visiting scholar at the University of Washington, Seattle, Washington.

         WILLIAM BALLARD is a member of our Board of Directors. He has a law degree from Osgoode Hall, Toronto, Canada and is a Canadian entrepreneur and lawyer. Until 1998, Mr. Ballard was a partner in The Next Adventure Inc., an international entertainment company. Mr. Ballard is the founder and past President of the Toronto Entertainment District Association, one of Canada's largest business associations and the founder and co-chairman of Canada's prestigious Walk of Fame. He also served on the President's Council at Sir Wilfrid Laurier University and the Senate of York University. Mr. Ballard was elected to our Board of Directors on November 27, 2001.

         YUNG SANG is a member of our Board of Directors. Mr. Yung is currently the Vice General Manager of Beijing Oriental Lian Fa Technology & Trade Group, Co. Ltd., a China based company that is one of the companies which partially owns Beijing Tengtu Culture & Education Development Co., Ltd., our joint venture partner in Tengtu United Electronics Development, Co. Ltd. Mr. Yung was previously the Vice General Manager of Pioneer Pharmaceutical Company, a China based pharmaceutical company, where he was responsible for financial operations and marketing. Mr. Yung is a graduate of the Beijing China Renmin University and has worked as an economic analyst for the Guangxi Province in China. Mr. Yung was elected to our Board of Directors on November 27, 2001.

         JOHN MCBRIDE is a member of our Board of Directors. He is the Managing Partner of CC Capital Partners, a merchant banking group, and majority owner of Charmac Capital Corp., a private investment company. Mr. McBride is a Director of Integrative Proteomics Inc., a Toronto, Canada based, biotechnology company involved in the field of determining the structure and function of the human proteome. Mr. McBride is also a Director of Northfield Capital Corporation and a founding partner of Charleswood Investments, both Toronto, Canada based merchant banking and venture capital companies. Mr. McBride was elected to our Board of Directors on November 27, 2001.

         ZHANG FAN QI is a member of our Board of Directors. Mr. Zhang is the Chairman of Beijing Oriental Lian Fa Technology and Trading Group Co., the controlling shareholder of our joint venture partner in China. Mr. Zhang has a Master of Arts degree from Beijing University. He has extensive management and banking experience in China, having founded the only civil publishing enterprise in China (Tengtu Electronic Publishing Co.) and Beijing Jiade Pharmaceutical Co. Ltd. (a pharmaceutical manufacturer). He is the Vice President of the Medical Funds Association of China and an Executive of the Association of Entrepreneurs of China. Zhang Fan Qi has served as a Director since August, 1999.

         MICHAEL NIKIFORUK, is a member of our Board of Directors. Since May 2001, Mr. Nikiforuk has acted as a consultant to Intravest Capital Group. Prior thereto Mr. Nikiforuk has served as an Executive Officer of a number of private and public companies such as Visual Bible International, Inc., Ivynet, Inc., Banro Explorations Inc. and Transarctic Petroleum Corporation. From September 1, 2000 to October 2000, Mr. Nikiforuk served as one of the Company's Executive Vice President. Mr. Nikiforuk has served as a Director since, April, 1997.

         PETER SOUMALIAS is a member of our Board of Directors. Mr. Soumalias is President and Chief Executive Officer of Symas Corporation, a Toronto, Canada based company operating holdings in manufacturing, real estate and agriculture. He is a director of Tower Litho Group, a private Canadian company and The Martin Group of Companies, a United States private manufacturing group. He is also a director on a number of boards of charitable foundations, including St. Michael's College and the Canadian Walk of Fame in Toronto, Canada. Until 1999, Mr. Soumalias served as the President and Chief Executive Officer of Canada Auto Parks Corporation, a Toronto, Canada based company which operates parking lots and facilities in the Toronto Metropolitan area. Until 1998, Mr. Soumalias served as the President and Chief Executive Officer of The London Soap Company, an Ontario, Canada based designer, manufacturer and distributor of hotel guest amenity items. Mr. Soumalias was elected to our Board of Directors on November 27, 2001.

         BIN HUANG is a member of the Company's Board of Directors. Mr. Huang is currently the General Manager of Beijing Pan-Pacific Investment Co., Ltd., a China based investment company, where he serves as an investment analyst and portfolio manager. From 1997 through 2001, Mr. Huang served as a Senior Manager in the Investment Banking Department of Haitong Securities Co., Ltd., a China based securities company. Mr. Huang previously served as a Deputy Director in the Investment Department of China Zhonghong Group Corp., a China based investment bank. Mr. Huang has a Masters Degree in Economics from the Graduate School of Xiamen (Amoy) University in China. Mr. Huang was elected to our Board of Directors on November 27, 2001.

           The following are the names, ages and current principal position of our executive and significant officers who do not also serve as directors and therefore, are not listed above:

                                    CURRENT PRINCIPAL
NAME                      AGE       POSITION(S) AND OFFICE(S)
-------------------------------------------------------------
Thomas Pladsen            41        Chief Financial Officer
James Zhang               37        Controller


           THOMAS PLADSEN was appointed as the Chief Financial Officer on July 31, 2001. Since March 2001, Mr. Pladsen has also served as the Chief Financial Officer Cimatec Environmental Engineering Inc., a public manufacturing company. From August 1999 to February 2001 Mr. Pladsen was a consultant to several publicly traded companies. From January 1999 to July 1999 Mr. Pladsen was the Chief Financial Officer of Online Direct Inc., a public software development company. Prior thereto Mr. Pladsen served as the Chief Financial Officer of Great Lakes Minerals Inc., Newmex Mining Company and Santa Cruz Gold Inc., a group of public mining and exploration companies.

           JAMES ZHANG, our Controller, joined us on June 27, 2001. Since March 1998, Mr. Zhang has also served as the Corporate Controller for Cornel Trading (Canada) Corp. Prior thereto, Mr. Zhang held the position of General Manager of the Accounting Division of The Winroc Corporation. Mr. Zhang is a member of Certified General Accountants in Canada and has an Executive MBA degree in International Trade and Finance.

FAMILY RELATIONSHIPS

           There are no family relationships among the Directors or Executive Officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

           During the past five years, none of our Directors or Executive Officers has:

           (1) been general partner or executive officer of a business at the time a bankruptcy petition was filed by, or against it, or a receiver, fiscal agent or similar officer was appointed by a court for it or its property;

           (2) been convicted in a criminal proceeding and are not currently a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

           (3) been subject to an order, judgment or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or

           (4) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodity Futures Trading Commission, to have violated a federal of state securities or commodities law.

COMPENSATION OF DIRECTORS

         No cash compensation was paid to any of our directors during the fiscal year ended June 30, 2001, or the subsequent quarter ended September 30, 2001, in their role as directors. Pursuant to a resolution passed by our Board of Directors on April 27, 1997, each outside director who is not an employee or consultant to us is entitled to the following compensation:

           Annual Fee: $6,000
           Each Board of Directors meeting attended: $500
           Each Board of Directors Committee meeting attended: $250

         No cash compensation pursuant to the April 27, 1997 resolution has been paid to any director. For the fiscal years ended June 30, 2000 and 1999, each member of our Board of Directors received options to purchase our common stock in lieu of a cash payment.

STOCK OPTIONS

           Under our Stock Option Incentive Plan, directors may receive options to purchase our common stock. No options may be granted at less than fair market value on the date of the grant. No options were granted to directors for the fiscal year ended June 30, 2001, or the subsequent quarter ended September 30, 2001.

(l) EXECUTIVE COMPENSATION

         Cash compensation of $210,000 was paid to any of our executive officers during the fiscal year ended June 30, 2001. On March 29, 1999, we adopted a deferred compensation plan for future payment of past due amounts. Pursuant to the deferred compensation plan, all compensation to executive officers is to be deferred until we receive certain amounts of financing. At that time, we will begin paying salaries or consulting fees at the agreed-upon rate and 90% of the payments will be applied to current obligations and 10% to past due compensation and fees which have been deferred. In the interim, we have advanced $90,000 to Jack Lian, a director and Vice President. The total compensation deferred as of June 30, 2001 was $1,909,794.

SUMMARY COMPENSATION TABLE

         The following table provides information relating to compensation for the fiscal years ended June 30, 1999, 2000 and 2001 for our chief executive officer and compensation payable to another highly compensated executive officer whose total salary and bonus (as determined pursuant to SEC rules) exceeded $100,000 (determined by reference to fiscal 2001). The amounts shown include compensation for services in all capacities provided to us. With respect to the Chief Executive Officer, the salary listed represents an amount he is entitled to receive as his compensation has been deferred. With respect to Mr. Watt, his compensation was deferred in 1999 and 2000; $90,000 was paid in 2001 and $30,000 was deferred. With respect to Mr. Mavroudis, it should be noted that the salary listed has been annualized and that we began paying compensation to him in April, 2000.


                                                                             LONG-TERM

                                                                        COMPENSATION AWARDS

                                                ANNUAL           ---------------------------------

                                             COMPENSATION                                    SECURITIES

NAME AND                    FISCAL      ----------------------     RESTRICTED STOCK          UNDERLYING          ALL OTHER
PRINCIPAL POSITION          YEAR        SALARY ($)     BONUS ($)        AWARDS ($)           OPTIONS (#)      COMPENSATION ($)
------------------         -------      ----------     ---------     ----------------        -----------      ----------------
Pak Kwan Cheung(1)           2001           128,400             0               0                       0                    0
Chief Executive              2000           128,400             0         750,000 (2)                   0                    0
Officer                      1999                 0(2)          0               0                 300,000(3)                 0

John Watt                    2001           120,000             0               0                       0                    0
Executive Vice               2000           120,000             0               0                       0                    0
President                    1999           120,000             0          77,000 (4)                   0                    0


Gregory Mavroudis (5)        2001           124,000             0               0 (6)              77,000(7)                 0
Executive Vice President     2000           120,000             0               0 (6)                   0                    0

                             1999                 0             0               0                       0                    0

(1) Pak Kwan Cheung's services are retained by us through a consulting contract with Comadex entered into in October 1999. Comadex has not been paid any monies during the fiscal years ended June 30, 2000 or 2001 under the contract. The amount listed represents compensation it is entitled to under the agreement.

(2) Pursuant to the contract between us and Comadex, all past due compensation to Pak Kwan Cheung was discharged in exchange for 3,000,000 shares of Company common stock with a value of $.25 per share on the date of the grant.

(3) 300,000 options to purchase our common stock were granted to Pak Kwan Cheung during the fiscal year ended June 30, 1999 with an exercise price equal to the fair market value at the time of $.218 per share.

(4) 77,000 options to purchase our common stock were granted to John Watt during the fiscal year ended June 30, 1999 with an exercise price equal to the fair market value at the time of $.218 per share.

(5) Gregory Mavroudis' services were retained by us through a consulting agreement with 1334945 Ontario Limited dated April 1, 2000. Mr. Mavroudis is no longer performing services for us.

(6) The consulting agreement with 1334945 Ontario Limited calls for the issuance of 350,000 shares over the term of the agreement, 237,500 of which have vested.

(7) 77,000 options to purchase our common stock were granted to Gregory Mavroudis pursuant to the 1334945 Ontario Limited contract with an exercise price equal to the fair market value at the time of the grant of $0.218 per share.


EMPLOYMENT OR CONSULTING CONTRACTS WITH EXECUTIVE OFFICERS AND DIRECTORS

COMADEX INDUSTRIES LTD.

           Effective October 1999, we entered into a consulting agreement with Comadex to retain the services of Pak Kwan Cheung as our Chairman of the Board of Directors and Chief Executive Officer. The agreement may be summarized as follows:

           (1) Comadex will receive a base salary of $10,700 per month, commencing November 30, 1999, inclusive of the Canadian General Services Tax;

           (2) Beginning October 17, 2000, the Compensation Committee of the Board of Directors can increase the base salary up to a maximum of $10,000 per year;

           (3) For past due services of Mr. Cheung, the principal of Comadex, from July 1996 through October 17, 1999, and the seven weeks thereafter, Comadex shall be paid the rate of $10,000 per month, and is to receive 3,000,000 shares of restricted stock, which was the amount determined by the Compensation Committee. Our Common Stock was trading at approximately $.10 per share in October 1999;

           (4) Comadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for us or any company subsidiary that is 50% or more owned by us;

           (5) Comadex shall receive 1% of our net profits if we exceed pre-set profit targets and our audited pre-tax profits exceed that target(s). No such targets have been set as of June 30, 2001 by the Board of Directors;

           (6) Comadex shall receive certain payments in the event the agreement is terminated without cause or if we are merged into or acquired by another company.

JING LIAN

           We and Jing Lian entered into an agreement effective January 1, 1996 for Mr. Lian to serve as a Vice President at an annual salary of $80,000. The agreement also provides for the possibility of performance and incentive bonuses.

JOHN D. WATT & ASSOCIATES, LTD.

           On November 17, 1996 we retained John D. Watt & Associates, Ltd. to identify and develop strategic alliances to support our operational needs with suppliers of multimedia educational, animation and children's entertainment products and to develop government contacts for financing and the establishment of technology and training centers. The agreement with John D. Watt & Associates, Ltd. provided for compensation of $10,000 per month and the agreement is no longer in place.

1334945 ONTARIO LIMITED

         On April 1, 2000, we entered into a consulting agreement with 1334945 Ontario Limited to retain the services of Gregory Mavroudis, Ontario's principal, as our Executive Vice President of Business Development. The agreement may be summarized as follows:

           (1) The agreement has a term of two years with a probationary period ending on September 30, 2000. We had the option to terminate the agreement at the end of the probationary period with notice provided by September 1, 2000. We elected not to terminate the agreement;

           (2) Ontario is to receive $10,000 per month for the term of the agreement;

           (3) Ontario is to receive 250,000 shares of our common stock of which 27,000 shares is to vest at the six month anniversary of the agreement, 112,500 at the twelve-month anniversary and an additional 112,500 at the twenty four month anniversary;

         (4) Ontario is to receive options to purchase 37,500 shares of our common stock within 90 days of the six month anniversary of the agreement and an additional 37,500 options between 90 and 180 days after the six month anniversary of the agreement. The agreement also provides for additional options once a new stock option plan is adopted by our Board of Directors;

           (5) We may terminate the agreement at any time for cause and with a penalty without cause; and

           (6) Both Ontario and Mavroudis are subject to non-competition, non-solicitation and confidentiality obligations. The agreement was amended to increase the number of shares of our stock Ontario is to receive by 100,000; to increase the number of options to purchase shares by 100,000 and to increase the termination penalty with cause to $120,000 if our share price is below $3.00.

         The agreement has been terminated by us for what we believe to be cause.


ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
-----------------------------------------------

           The following members of the Compensation Committee of our Board of Directors served as our officers or employees during the fiscal year ended June 30, 2001:

Name                                 Position
--------------------                 ------------------------------
Jing Lian                            Vice President of the Company
                                     President of TIC Beijing Digital
                                        Pictures Co., Ltd.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
-------------------------------------------------------------

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF TENGTU INTERNATIONAL CORP.

           The primary purpose of this Committee is to develop executive compensation policies and practices which coincide with and enhance the business plans and strategies which the Company undertakes in connection with the pursuit of its business objectives.

           During the past several years, this Committee has almost exclusively followed a policy of rewarding its senior executives with compensation packages consisting of salaries, stock and options which are determined upon the basis of the following factors: ability to assist in growing the Company's business, ability to assist in fundraising activities, ability to effectively manage aspects of the Company's business and the Company's current and future earnings prospects. In determining the salary to be paid to the Company's Chief Executive Officer and its other senior executives, this Committee also considers, in addition to the foregoing factors, the comparative salaries paid to other Chief Executives and senior executives in similar companies.

           Because of the developing nature of the Company's business, the Committee has not yet used corporate performance as a measure of the Chief Executive Officer's, or other executive officer's compensation.

           In summary, it is this Committee's belief that the compensation policies that we have described in this report have served the best interests of the shareholders and the Company. Such policies have been designed to provide appropriate levels of compensation to the Company's senior executives based upon the particular combination of actors which apply to this Company. As and when those factors change, this Committee will make every effort to make adjustments to its policies in a manner which will provide fair and reasonable levels of compensation and appropriate incentives to its executives, while continuing to be in the best interests of the shareholders and the Company.

Respectfully submitted,

The Compensation Committee

/s/ BARRY CLARK

/S/ MICHAEL NIKIFORUK

/S/ JING LIAN

/S/ GORDON REID



PERFORMANCE CHARTS
------------------

         The following charts show the cumulative performance for our common stock over the last five years compared with the performance of the Nasdaq Composite and technology Industry Group Performance Composite. The first chart assumes $100 invested as of September 3, 1996 in our common stock and in each of the named indices. The performance shown is not necessarily indicative of future performance.


                               Tengtu               Nasdaq             Industry
           Date                Return               Index               Index
           ----               -------              -------             --------
                               100                   100                100
           6/30/97              16                   126                141
           6/30/98               4                   166                183
           6/30/99               3                   235                289
           6/30/00              23                   347                156
           6/30/01              26                   187                 99

                        Tengtu      Change
                        Stock       from prior                       Calculated
           Date         Price       period             % chg.        Return
           ----         ------      ----------         ------        -----------
           9/3/96       5                                 Base           100
           6/30/97      0.82          -4.18               -83.60%         16
           6/30/98      0.19          -0.63               -76.83%          4
           6/30/99      0.13          -0.06               -31.58%          3
           6/30/00      1.01           0.88               676.92%         23
           6/30/01      1.32           0.31                30.69%         26

                       Nasdaq         Change
                       Composite      from prior                      Calculated
           Date        Index          period        % chg.            Return
           ----        ---------      ----------    ------            ----------
           9/3/96      1142                         Base                 100
           6/30/97     1442           300           26.27%               126
           6/30/98     1895           453           31.41%               166
           6/30/99     2686           791           41.74%               235
           6/30/00     3967          1281           47.69%               347
           6/30/01     2130          1837           46.31%               187

                         Industry
                         Group           Change
                         Performance     from prior                  Calculated
           Date          Technology      period          % chg.      Return
           ----          -----------     ----------      ------      -----------
           9/3/96          614                             Base          100
           6/30/97         865             251             40.90%        141
           6/30/98       1,123             259             29.96%        183
           6/30/99       1,773             650             59.82%        289
           6/30/00         959             814            -45.92%        156
           6/30/01         608             351            -36.61          99

(m) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information furnished to us with respect to the beneficial ownership of our common shares by each executive officer named below, director and nominee, and by all directors and executive officers as a group, each as of October 30, 2001. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

TITLE                                          AMOUNT AND NATURE OF   PERCENT OF
OF CLASS             NAME OF BENEFICIAL OWNER  BENEFICIAL OWNERSHIP   CLASS
--------             ----------------------------------------------   ----------

$.01 par              Pak Cheung (1)                4,170,750            8.84%
common

$.01 par              Jing Lian (2)                 1,170,750            2.48%
common

$.01 par              John Watt (3)                   112,000            0.24%
common

$.01 par              Michael Nikiforuk (4)            99,000            0.21%
common

$.01 par              Zhang Fan Qi                  1,037,714            2.20%
common

$.01 par              William Ballard (5)          10,756,067           22.81%
common

$.01 par              Yung Sang                             0            0.00%
common

$.01 par              John McBride                     416,000           0.88%
common

$.01 par              Bin Huang                              0           0.00%
common

$.01 par              Peter Soumalias                  166,000           0.35%
common

(1) Includes 300,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under the Company's Incentive Stock Option Plan.

(2) Includes 300,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under the Company's Incentive Stock Option Plan.

(3) Includes 77,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under the Company's Incentive Stock Option Plan.

(4) Includes 77,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under the Company's Incentive Stock Option Plan, but excludes 350,000 shares transferred to a trust administered by a third party and in which he disclaims any beneficial interest.

(5) Mr. Ballard's shares are held by Orion Capital Inc., a company owned by him.

           The following table shows certain information with respect to all persons who are not executive officers, directors or nominees, known by us to beneficially own more than five percent of our outstanding common stock as of September 28, 2001.


TITLE            NAME AND ADDRESS                           AMOUNT AND NATURE OF           PERCENT OF
OF CLASS         OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP           CLASS
--------         --------------------------------           --------------------           ----------
Debenture        Top Eagle Holdings, Ltd. - c/o (1)         3,000,000                      6.34%
and warrant      Yugang Int'l Ltd., Room 3301-4,
                 26 Harbour Rd., Hong Kong

Common Stock     Orion Capital Inc.                         10,816,235 (2)                 22.8%
                 Sherway Executive Center
                 310 North Queen Street
                 Suite 103N
                 Etobicoke, Ontario
                 M9C 5K4 Canada

(1) Top Eagle currently holds a debenture convertible into our common stock and warrants to purchase 1,500,000 shares of our common stock. If Top Eagle were to convert its debenture and exercise all of its warrants prior to December 17, 2001, it would own approximately 3,000,000 shares of our common stock. If it were to do so after December 17, 2001, but before December 17, 2002, Top Eagle would own approximately 2,250,000 shares of our common stock.

(2) Does not include 70,000 shares owned by John Watt, our Executive Vice President and a director, which are pledged as collateral for a mortgage Orion has on a residence recently purchased by John Watt. Orion has advised us that Mr. Watt is current on his mortgage payments and disclaims any beneficial interest in those shares.

(n) CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

           Due to the downsizing of the staff of Tengtu United, our joint venture in prior years, the operations of the venture during the fiscal year ended June 30, 2001 and 2000 were carried out by our joint venture partner, Tengtu China. Zhang Fan Qi, our director, is a principal of Oriental Lian Fa, which is a 51% owner of Tengtu China. As a result, Tengtu United had a receivable balance of approximately $6,462,900 as of June 30, 2001. Tengtu United had a receivable balance of $170,123 as of June 30, 2000.

           Zhang Fan Qi has also capitalized, at an approximate cost of $240,00, and registered Tengtu Electronic Publishing, a Chinese company which could be the basis for a proposed joint venture with us or strategic alliance.

         In July, 1999, Zhang Fan Qi purchased 750,000 shares of our common stock for $150,000. On September 9, 1999 Zhang Fan Qi loaned $100,000 to us. The loan had an interest rate of 6% per annum and was due in twelve months. The loan was convertible at the option of Zhang Fan Qi at the rate of $.35 per share, or into an aggregate of 287,714 shares of our common stock. At the date of the loan, our common stock was trading at $.25 per share, therefore the loan does not contain a beneficial conversion feature. On October 11, 2000, the loan was converted to 287,714 shares of our common stock.

           During fiscal 2001, 2000 and 1999, respectively, we incurred consulting and related expenses of approximately $829,800, $1,493,000 and $777,000 from our officers and directors or our subsidiaries or companies controlled by these officers and directors.

           On October 6, 2000, Iconix International, Inc. (which was 32% owned by us) was sold for $7,000,000 (Canadian). Barry Clark, who was our President until March 2000, is currently a director and who was the President of Iconix, and former employees of Iconix owned approximately 8% of the stock in the acquiring company. We are to receive a cash distribution of approximately $580,000 from the proceeds of the sale of the assets; to date we have received $219,488 of these proceeds. Collection of the balance is doubtful due to financial difficulties experienced by the purchaser of the assets.

           We have entered into the following consulting agreements to secure the services of certain of our officers and directors. See "DIRECTORS AND EXECUTIVE OFFICERS - EMPLOYMENT OR CONSULTING CONTRACTS WITH EXECUTIVE OFFICERS AND DIRECTORS".

           In October 1999, we entered into a consulting agreement with Comadex, a company owned 100% by Pak Kwan Cheung in which Mr. Cheung serves as President, to retain the services of Pak Kwan Cheung as our Chairman of the Board of Directors and Chief Executive Officer.

           On March 21, 1997, B.D. Clark & Associates, a company owned equally by Barry Clark and his wife in which Mr. Clark serves as President, agreed to provide one of its officers to assume the position of President to perform, inter alia, the following tasks: development and field implementation of strategies for our product lines, marketing, development of profit and revenue plan objectives. The term of the agreement was three years. Although the agreement expired as of March, 2000, B.D. Clark & Associates' appointee, Barry Clark, is still our acting President.

           On November 17, 1996 we retained John D. Watt & Associates, Ltd., a company 100% owned by John D. Watt in which Mr. Watt serves as President, to identify and develop strategic alliances to support our operational needs with suppliers of multimedia educational, animation and children's entertainment products and to develop government contacts for financing and the establishment of technology and training centers.

           On April 1, 2000, we entered into a consulting agreement with 1332945 Ontario Limited, a company 100% owned by Gregory Mavroudis and in which Mr. Mavroudis serves as President to retain the services of Gregory Mavroudis as our Executive Vice President of Business Development. Under the terms of the contract the consultant will receive $10,000 per month, 250,000 shares of our common stock under a vesting schedule which coincides with that of the contract, and two options to purchase common stock for $1 per share. Both options represent 37,500 shares. The agreement was amended to increase the number of shares of our stock Ontario is to receive by 100,000; to increase the number of options to purchase shares by 100,000 and to increase the termination penalty without cause to $120,000 if our share price is below $3.00.

           On October 1, 2000, we entered into a one-year agreement with Goodwill Technologies, Ltd. (a British Virgin Islands company which owns approximately 18% of Edsoft Canada). Goodwill agreed to use its best efforts to oversee, enhance and improve the business and profile of Edsoft Canada in exchange for 50,000 of our shares. The shares were valued at $48,400 and are to be expensed over one year. The charge to operations for the fiscal year ended June 30, 2001 was $36,300.

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

         We have agreed to indemnify the shareholders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The expenses of this Offering are estimated as follows:

           Attorneys Fees                                               $ 97,000

           Accountants Fees                                             $  3,000

           Registration Fees                                            $  8,864

           Blue Sky Fees (including counsel fees)                       $ 10,000

           Transfer Agent Fees                                          $  2,500

           Printing                                                     $  3,000

           Advertising                                                  $      0

           Other Expenses                                               $      0

                                                                        --------
                               TOTAL                                    $122,364
                                                                        ========

INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Pursuant to Article 8 of our By-Laws, we are authorized to indemnify and hold harmless any person who was or is a director, consultant, officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing, from and against liability incurred as a result of the fact that he or she is or was director, consultant, officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law. Under the GCL, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

           We presently do not have any Directors and Officers liability insurance.

RECENT SALES OF UNREGISTERED SECURITIES

           We sold the following unregistered securities in the past three years in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation S promulgated thereunder.

           On July 20, 1999, we sold 750,000 shares of its common stock, $.01 par value per share, to Zhang Fan Qi, one of our Directors for $250,000 in cash. The sale was made pursuant to an exemption from registration under the Securities Act provided by Section 4(2) thereof.

           The facts relied upon for an exemption under Section 4(2) of the Securities Act are as follows:

           1. The securities were offered and sold in a private transaction without general solicitation or advertisement;

           2. Zhang Fan Qi is a sophisticated investor, and one of our directors, who has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of this investment in the securities and protecting his interests in connection with the investment;

           3. Zhang Fan Qi had a preexisting business relationship with us and certain of its officers, directors or controlling persons of a nature and duration that enabled him to be aware of the character, business acumen and financial circumstances of such persons;

           4. Zhang Fan Qi made his own due diligence investigation and executed an investment representation letter stating that the securities were acquired with an investment intent and not with a view to their distribution or resale.

         On December 23, 1999, we received an investment of $1,500,000 in exchange for a four year Floating Convertible Debenture convertible into our common stock and a separate Warrant for the purchase of 1,500,000 shares of common stock. The purchaser of the Debenture and Warrant was Top Eagle, a British Virgin Islands company, that is wholly owned by Yugang International Limited, a Hong Kong company engaged in the trading of audio visual products and components, industrial equipment, automobile parts, agricultural products, raw materials and other products in the Central and Western parts of China.

           The Debenture is due December 17, 2003 and provides for accrual of interest beginning December 17, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent. The Debenture is convertible into our common stock at a conversion price of $1.00 until December 17, 2001, $2.00 during the following year, and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into our common stock at the then existing market price minus twenty percent. The Warrant gives the holder the right to purchase 1,500,000 shares of our common stock at $2.00 per share until December 21, 2001 and $4.00 per share thereafter until December 17, 2002. The Warrant shall become void on December 17, 2002.

         In connection with the purchase of the Debenture and Warrant, we entered into an Investor Rights Agreement which provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof, with registration and certain other rights. The sale of the Debenture and Warrant were accomplished pursuant to Rule 506 of Regulation D relying on the fact that Top Eagle meets the definition of an accredited investor.

         Effective October 1999, we entered into a consulting agreement with Comadex to retain the services of Pak Kwan Cheung as our Chairman of the Board of Directors and Chief Executive Officer. The agreement also provided for past due compensation for past services rendered over a three year period in the amount of 3,000,000 shares of our common stock. The sale of 3,000,000 shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Pak Kwan Cheung is an accredited investor by virtue of his position as our executive officer and director.

         On November 17, 2000, we entered into a Loan Agreement, subsequently amended on December 21, 2000, with Orion Capital Incorporated under which Orion loaned us $1,000,000 until December 31, 2001, with an interest rate of 10%. In connection with the loan, we granted Orion a warrant to purchase 670,000 shares of our common stock with an exercise price of $.30. The issuance of the warrants was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

         On March 2, 2001, we entered into a loan agreement with Orion pursuant to which Orion loaned $1,000,000 to us in exchange for a 15 month, 10% convertible promissory note. The note was convertible into common stock at the rate of $.30 per share, or an aggregate of 3,333,333 shares. The issuance of the convertible note was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

           In April 2001, in exchange for documented advances of funds of no less than $107,671 from William Ballard to or for our benefit between October 1, 2000 and April 1, 2001, we agreed to issue 333,333 shares of common stock at Mr. Ballard's direction to Orion. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Mr. Ballard and Orion were accredited investors.

         On June 14, 2001, we closed the sale of 13,260,669 shares of common stock in a private placement to certain qualified investors for an aggregate purchase price of $3,978,200. The issuance of the private placement shares was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption were that each of the private placement investors were non-U.S. persons as defined under the Securities Act.

         Concurrently with the closing of the private placement, the First Orion Loan and Second Orion Loan, and interest on the Second Orion Loan, were converted into an aggregate of 6,682,479 shares of our common stock, all warrants issued or issuable in connection with the loans were cancelled, and $56,515.17 in interest on the first orion loan was converted, at Orion's option under the loan agreements, into 188,384 shares of our common stock in lieu of the cash payment of interest to Orion. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

           On April 1, 2000, we issued 27,000 shares to Gregory Mavroudis pursuant to a consulting contract dated April 1, 2000, which shares were accrued as an expense at the cost of $24,200. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Gregory Mavroudis was an accredited investor.

         Pursuant to the contract with our former Controller, Mr. Hui was issued 491,033 shares of our common stock on June 17, 2001 for which a charge to compensation expense of $61,844 was recorded. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption were that Simon Hui was an accredited investor by virtue of his position as our executive officer.

         Subsequent to March 31, 2001, we became obligated to issue 50,000 shares to Goodwill Technologies, Ltd. pursuant to an agreement dated October 1, 2000. The shares were valued at $48,400 and are to be expensed over one year. The charge to operations for the year ended June 30, 2001 was $36,300. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption were that Goodwill was an accredited investor.

         On August 10, 2001, we closed the sale of 502,601 shares of common stock to investors who participated in the private placement for $618,200. The additional investors executed Extension Agreements granting registration rights for the new shares consistent with the registration rights granted for the private placement shares. The issuance of the additional private placement shares was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption are that each of the private placement investors were non-U.S. persons as defined under the Securities Act

         On August 2, 2001, we closed the sale of 1,219,512 shares of common stock to Bestler International Limited for the benefit of an accredited investor, for $1,500,000. Bestler International Limited was granted registration rights in connection with this investment and those shares are being registered under this registration statement. The issuance of the shares to Bestler International Limited was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption were that the beneficial owner was a non-U.S. person as defined under the Securities Act.

         Pursuant to our contract with Orion, William Ballard will provide consulting services to us for a 24 month period that commenced in December 2000. As compensation for the services, we agreed to issue Orion 20,834 shares of our common stock each month. During the fiscal year ended June 30, 2001, 147,838 shares were issued to Orion and a charge to compensation expense of $84,669 was recorded. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption are that Mr. Ballard and Orion are accredited investors.



EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

           (a) Index of Exhibits required by Item 601 of regulation S-K:

               1. Exhibit (3.1) - Articles of Incorporation (filed as part of our Form 10 filed on May 27, 2000 and incorporated herein by reference);

               2. Exhibit (3.2) - By-Laws (filed as part of our Form 10 filed on May 27, 2000 and incorporated herein by reference);

               3. Exhibit (5.1) - Opinion re: Legality of the securities being registered.*

               4.       Exhibit (10) - Material contracts;

               10.1 English Translation of Agreement between National Center for Audio Visual Education and Tengtu Culture and Education Electronics Development Co., Ltd. dated September 20, 2000 - referred to as "Operation Morning Sun" (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.2 English Translation of Cooperation Agreement among the Chinese National Center for Audio/Visual Education of the Ministry of Education, Tengtu China and Legend Group (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.3 English Translation of Qwai Zhou Normal University Attached High School Thousand Mega Campus Network System Agreement with Tengtu China and Qwai Zhou Qin Hwa Yuen Information Technology Development Co., Ltd. dated July 28, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.4 English Translation of Zhong Yau Normal College Campus Network Contract with Tengtu China dated September 10, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.5 English Translation of Inner Mongolia 1st High School Campus Network Contract with Tengtu China dated August 27, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.6 English Translation of Equipment Lease contract between TIC Beijing Digital Pictures Co., Ltd and Beijing Hwa Yue Advertisement Co., Ltd. dated August 8, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.7 1999 Non-Qualified Stock Option Incentive Plan (filed as part of our Form 10 filed on May 27, 2000 and incorporated herein by reference);

               10.8 English Translation of Microsoft Cooperation Agreement(filed as part of our Form 10 filed on May 27, 2000 and incorporated herein by reference);

               10.9    Consulting Agreement between Tengtu and B.D. Clark and
                        Associates, Ltd. (filed as part of our Form 10 filed on May 27, 2000 and incorporated herein by reference);

               10.10 Tengtu United Joint Venture Agreement and the amendment thereto (filed as part of our Form 10 filed on May 27, 2000 and incorporated herein by reference);

               10.11 Iconix agreement with Dell Products, L.P. (filed as part of our Form 10 filed on May 27, 2000 and incorporated herein by reference);

               10.12 Employment agreement between Tengtu and Jing Lian (filed as part of our Form 10 filed on May 27, 2000 and incorporated herein by reference);

               10.13 Consulting agreement between Comadex Industries, Ltd. and Tengtu (filed as part of our Form 10 filed on May 27, 2000 and incorporated herein by reference);

               10.14 Top Eagle Holdings, Ltd. Convertible Debenture and Warrant Purchase Agreement (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

               10.15 Top Eagle Holdings, Ltd. Investor Rights Agreement (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

               10.16 Top Eagle Holdings, Ltd. Convertible Debenture (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

               10.17 Top Eagle Holdings, Ltd. Common Stock Warrant (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

               10.18 Independent Contractor Agreement among us, 1334945 Ontario Limited and Gregory Mavroudis dated April 1, 2000 (filed as part of our Form 10-K dated September 28, 2000 and incorporated herein by reference);

               10.19 Letter of Intent for Cooperation between Guandong Southern Natural Museum Co., Ltd. and Tic Beijing (filed as part of our Form 10-K dated September 28, 2000 and incorporated herein by reference);

               10.20 License Agreement between us and Netopia, Inc. dated June 21, 2000 (filed as part of our Form 10-K dated September 28, 2000 and incorporated herein by reference);

               10.21 English translation of February 13, 2001 Cooperation Agreement between National Center for Audio/Visual Education and Tengtu Culture and Education Electronics Development Co., Ltd. on Carrying out "Operation Morning Sun - Phase II" (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.22 January 17, 2001 Letter of Agreement between Tengtu International Corp. and the Centre for Education and Training (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.23 Schedule of Exceptions (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.24 English translations of April 9, 2001 Cooperation Agreement on Establishment of "Morning Sun Resources Center under National Center for Audio/Visual Education of Ministry of Education" and supplemental memorandum between Tengtu China and the Company (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.25 English translation of Extension to Operation Morning Sun (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.26 Letter of Intent between American Education Corporation("AEC") and the Company for the provision of content by AEC to be translated and used in the Company's Web portals dated April 2, 2001 (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.27 Form of Registration Rights Agreement between Tengtu and investors in the private placement of June 14, 2001 (filed as part of our Form S-1A filed on August 7, 2001 and incorporated herein by reference);

               10.28 Registration Rights Agreement granted to Orion Capital Incorporated dated March 2, 2001 (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.29 Additional Supplemental Agreement between Tengtu China and the Company dated April 27, 2001 relating to
                        Exhibit 10.26 (filed as part of our Form S-1/A filed on August 7, 2001 and incorporated herein by reference);

               10.30 Stock Purchase Agreement granting registration rights to Shen Anxin dated July 30, 2001;*

               10.31 Form of Extension Agreement between Tengtu and the additional Private Placement investors;*

               10.32 ShanDong Province Cooperation Agreement dated August 17, 2001 (English translation) (filed as part of our Form 10-K on September 28, 2001 and incorporated herein by reference).

               10.33 Tengtu International Corp. Investment Agreement with Swartz Private Equity, L.L.C. dated October 27, 2000 (filed as part of The Company's Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.34 Common Stock Warrant for 46,800 shares of common stock issued to Swartz Private Equity, L.L.C., dated January 9, 2001 (filed as part of the Company's Form 10-Q filed on May 15, 2001 and incorporated herein by reference).


(b)  The following financial statements are incorporated in this filing above:

     1. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 2001;

     2. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 2000;

     3. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 1999;

     4. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 1998.

     5.   Exhibit (11.1)- Statement re: Computation of Per Share Earnings;

     6.   Exhibit (12.1) - Statement re: Computation of Ratios;

     7.   Exhibit (21.1) - List of Subsidiaries;

     8. Exhibit (23.1) - Consent of counsel to the use of the opinion annexed at Exhibit (5.1) is contained in the opinion annexed at Exhibit (5.1);

     9.   Exhibit (23.2) - Consent of accountants for use of their report;

 *Previously filed with this registration statement on August 13, 2001.



UNDERTAKINGS

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                     i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burnaby, British Columbia, Canada, on December 7, 2001.


                                          TENGTU INTERNATIONAL CORP.


                                          By: /S/ PAK KWAN CHEUNG
                                              --------------------
                                             Pak Kwan Cheung
                                             Chairman and Chief Executive
                                             Officer

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been filed by the following persons in the capacities and on the dates indicated.


/S/ THOMAS PLADSEN
---------------------------------              December 7, 2001
Thomas Pladsen
Chief Financial Officer

/S/ JOHN WATT
---------------------------------              December 7, 2001
John Watt
Executive Vice President
and Director

/S/ MICHAEL NIKIFORUK
---------------------------------              December 7, 2001
Michael Nikiforuk
Director


/S/ JING LIAN
---------------------------------              December 7, 2001
Jing Lian
Vice President and Director


/S/ ZHANG FAN QI
---------------------------------              December 7, 2001
Zhang Fan Qi
Director

/S/ WILLIAM O.S. BALLARD
---------------------------------              December 7, 2001
William O.S. Ballard
Director

/S/ PETER SOUMALIAS
---------------------------------              December 7, 2001
Peter Soumalias
Director

/S/ JOHN McBRIDE
---------------------------------              December 7, 2001
John McBride
Director

/S/ BEN HUANG
---------------------------------              December 7, 2001
Ben Huang
Director

/S/ YUNG SUNG KARL DAI
---------------------------------              December 7, 2001
Yung Sung Karl Dai
Director



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